IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE


In re                                       )        Chapter 11
                                            )
GROSSMAN'S INC., dba                        )        Case No. 97-695 (PJW)
Contractors' Warehouse,                     )
Mr. 2nd's Bargain Outlet,                   )
Grossman's Bargain Outlet,                  )
GRS HOLDING COMPANY, INC.                   )       Case No. 97-696 (PJW)
and GRS REALTY COMPANY, INC.                )       Case No. 97-697 (PJW)
                                            )
                  Debtors.                  )        Jointly Administered


                    JOINT DISCLOSURE STATEMENT OF DEBTORS AND
                        JELD-WEN, INC. IN CONNECTION WITH
                     SOLICITATION OF BALLOTS WITH RESPECT TO
                  JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11
                      OF THE UNITED STATES BANKRUPTCY CODE

                             Fruman Jacobson, Esq.
                               John Collen, Esq.
                            Robert E. Richards, Esq.
                             Thomas A. Labuda, Esq.
                              SONNENSCHEIN NATH &
                                    ROSENTHAL
                                8000 Sears Tower
                            Chicago, Illinois 60606
                                 (312) 876-8000


                            Laura Davis Jones, Esq.
                         Victoria Watson Counihan, Esq.
                             YOUNG CONAWAY STARGATT
                                  & TAYLOR, LLP
                              Rodney Square North
                           Wilmington, Delaware 19899

                         Co-Counsel for the Debtors and
                             Debtors in Possession




                               Jack Cullen, Esq.
                       FOSTER PEPPER SHEFELMAN, P.L.L.C.
                               1111 Third Avenue
                                   Suite 3400
                         Seattle, Washington 98101-3299

                              Francis Monaco, Esq.
                                WALSH & MONZACK
                             1201 N. Orange Street
                              400 Commerce Center
                           Wilmington, Delaware 19801

                          CO-COUNSEL TO JELD-WEN, INC.




                            Dated: October 29, 1997

                                TABLE OF CONTENTS

                                                                        Page

I.  INTRODUCTION.........................................................1

II.  SUMMARY OF THE PLAN.................................................3

III.     GENERAL INFORMATION  REGARDING THE DEBTORS AND
          THE EVENTS LEADING TO THE CHAPTER 11 FILING.....................7
         A.       Corporate Structure and General Business................7
         B.       Evans Products Company..................................8
         C.       Increasing Competition and Financial Difficulties.......8
         D.       Prepetition Restructuring Efforts.......................8
         E.       Impending Chapter 11 Filing.............................9

IV.  SUMMARY OF BANKRUPTCY PROCEEDINGS...................................10
         A.       DIP Financing..........................................10
         B.       The Official Committees................................11
         C.       Certain Material Orders in the Cases ..................12
         D.       Development of Business Plan...........................13
         E.       Asset Sales............................................13
         F.       Schedules and Bar Date.................................13
         G.       Investigation of Potential Causes of Action............15
         H.       Marketing Efforts......................................15

V.  THE PLAN.............................................................15
         A.       Substantive Consolidation..............................15
         B.       Classification and Treatment of Claims and Interests...16
         C.       Overview of Assets and Liabilities.....................23
         D.       Distributions to Creditors.............................24
         E.       Possible Reorganized Company Repurchase of New
                   Common Stock; Registration Rights Agreement...........25
         F.       Disputed Claims........................................26
         G.       Means for Execution of the Plan........................26
         H.       Executory Contracts and Unexpired Leases...............31
         I.       Retention of Jurisdiction..............................33
         J.       Conditions to the Effectiveness of the Plan............33

VI.  CONFIRMATION AND CONSUMMATION PROCEDURE.............................33
         A.       Disclosure and Solicitation............................33
         B.       Acceptance of the Plan.................................33
         C.       Classification.........................................34
         D.       Confirmation...........................................34

VII.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES............................37
         A.       To the Reorganized Company.............................37
         B.       To Creditors and Interestholders.......................39

VIII.  CERTAIN SECURITIES LAW AND OTHER CONSIDERATIONS...................39
         A.       Initial Issuance of New Common Stock...................40
         B.       Transfer of Plan Securities............................40
         C.       Absence of Market for New Common Stock.................41

IX. ALTERNATIVES TO CONFIRMATIONAND CONSUMMATION OF THE PLAN.............42

X. VOTING INSTRUCTIONS...................................................43
         A.       Classes Entitled to Vote...............................43
         B.       Classes Not Entitled to Vote...........................43
         C.       Ballots................................................43
         D.       Voting Multiple Claims and Interests...................43
         E.       Incomplete Ballots.....................................44
         F.       Expiration Date........................................44


EXHIBIT I         --  Chapter 11 Plan
EXHIBIT II        --  Liquidation Analysis as of December 1, 1997/Chapter 11
                      Plan vs. Chapter 7 Liquidation
EXHIBIT III       --  Projected Financial Information
EXHIBIT IV        --  Report of Grossman's, Inc. on Form 10-K for
                      Year Ended December 31, 1996
EXHIBIT V         --  Resumes/Biographical Information of Directors

                                 I. INTRODUCTION

     Grossman's Inc. ("Grossman's"), GRS Holding Company, Inc. ("GRS Holding") and GRS Realty Company, Inc. ("GRS Realty") (collectively, the "Debtors") filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on April 7, 1997. The Debtors' proposal for the reorganization of their business is set forth in the Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the "Plan"), which plan is also sponsored by JELD-WEN, inc. ("JELD-WEN" and together with the Debtors, the "Plan Proponents"). A copy of the Plan is attached hereto as Exhibit I. This Disclosure Statement is intended to describe the Plan and provide you with adequate information to allow you to make an informed judgment regarding the Plan. Capitalized terms used in this Disclosure Statement have the meaning ascribed to them in the Plan unless otherwise defined in this Disclosure Statement.

     The Plan is  summarized in Section II below and described in more detail in
Section V below. Pursuant to the provisions of the Bankruptcy Code, only Classes of Claims or Interests which are "impaired" and which receive or retain property pursuant to the Plan are entitled to vote to accept or reject the Plan. A description of the requirements for acceptance of the Plan is set forth in
Section VI below.

     THE PLAN PROPONENTS BELIEVE THAT THE PLAN PROVIDES EQUAL OR GREATER VALUE TO CREDITORS AND MORE RAPID DISTRIBUTIONS THAN OTHER AVAILABLE ALTERNATIVES. A COMPARISON OF RECOVERIES UNDER THE PLAN VERSUS A CHAPTER 7 LIQUIDATION IS ATTACHED HERETO AS EXHIBIT II. BUSINESS PLAN PROJECTIONS ARE ATTACHED HERETO AS
EXHIBIT III. THE PLAN PROPONENTS BELIEVE THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF EACH AND EVERY CLASS OF CREDITORS AND RECOMMENDS THAT EACH CREDITOR VOTE TO ACCEPT THE PLAN. THIS DISCLOSURE STATEMENT CONTAINS GOOD FAITH ESTIMATES AND ASSUMPTIONS WHICH ARE BASED ON FACTS CURRENTLY KNOWN TO THE PLAN PROPONENTS AND WHICH MAY BE MATERIALLY DIFFERENT FROM ACTUAL FUTURE RESULTS.

     EACH CREDITOR SHOULD READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY AND CONSULT WITH ITS LEGAL AND/OR BUSINESS ADVISORS BEFORE VOTING ON THE PLAN. THIS DISCLOSURE STATEMENT IS NOT LEGAL ADVICE TO YOU. THIS DISCLOSURE STATEMENT MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. THIS DISCLOSURE STATEMENT IS NOT INTENDED TO REPLACE CAREFUL AND DETAILED REVIEW AND ANALYSIS OF THE PLAN BY EACH HOLDER OF A CLAIM ENTITLED TO VOTE THEREON, BUT IS INTENDED TO AID AND SUPPLEMENT THAT REVIEW. THE DESCRIPTION OF THE PLAN HEREIN IS ONLY A SUMMARY AND HOLDERS OF CLAIMS, INTERESTS, AND OTHER PARTIES IN INTEREST ARE CAUTIONED TO REVIEW THE PLAN ITSELF FOR A FULL UNDERSTANDING OF THE PLAN. THE TERMS OF THE PLAN ARE CONTROLLING IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT.

     General information regarding the Plan Proponents, the Debtors' business and material events leading to and during these Cases are set forth in Sections III and IV below. Except where otherwise noted, this information is provided by the Plan Proponents and their respective managements. THE STATEMENTS AS TO THE DEBTORS' FINANCIAL CONDITION CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF OCTOBER 27, 1997 (UNLESS ANOTHER TIME IS SPECIFIED) AND THERE IS NO REPRESENTATION OR IMPLICATION THAT THE INFORMATION CONTAINED HEREIN WILL NOT HAVE CHANGED AS OF ANY TIME SUBSEQUENT TO THAT DATE NOR WILL YOU RECEIVE ANY NOTICE OF SUCH CHANGES.

     Alternatives to confirmation  and consummation of the Plan are described in
Section IX below. Certain Federal Income Tax consequences associated with the Plan are described in Section VII below. Certain Securities Law and other considerations are described in Section VIII below.

     BALLOTS WITH RESPECT TO THE PLAN MUST BE RECEIVED AT THE ADDRESS SET FORTH ON THE ENCLOSED BALLOT ON OR BEFORE DECEMBER 3, 1997. FOR YOUR CONVENIENCE, A BALLOT AND PREADDRESSED ENVELOPE ARE ENCLOSED. ANY BALLOTS RECEIVED AFTER THE EXPIRATION DATE SHALL NOT CONSTITUTE VALID BALLOTS AND SHALL NOT BE COUNTED IN DETERMINING THE VOTE OF ANY CLASS. FURTHER VOTING INSTRUCTIONS ARE SET FORTH IN
SECTION X BELOW.

     If you have questions concerning the procedure for voting, or if you did not receive the appropriate Ballot or Ballots, or if you received a damaged Ballot or have lost your Ballot, or if you have any questions concerning the Disclosure Statement and/or the Plan, please call the Debtors= tabulation agent, Logan & Company, at (201) 798-1031.

     THIS  DISCLOSURE  STATEMENT  HAS BEEN  APPROVED BY THE  HONORABLE  PETER J.
WALSH, UNITED STATES BANKRUPTCY JUDGE. APPROVAL BY JUDGE WALSH DOES NOT CONSTITUTE A RECOMMENDATION BY THE COURT AS TO THE MERITS OF THE PLAN, BUT INCLUDES A FINDING THAT THIS DISCLOSURE STATEMENT CONTAINS ADEQUATE INFORMATION TO ENABLE YOU TO DECIDE WHETHER TO VOTE FOR OR AGAINST THE PLAN.

                             II. SUMMARY OF THE PLAN


     Overview of Assets and Liabilities of the Estates. Grossman is a retailer of lumber, building materials and other home improvement products, and operates 43 stores in 7 states under the names "Contractors' Warehouse," "Mr. 2nd's Bargain Outlet," and "Grossman's Bargain Outlet." Grossman's had annual sales in excess of $385 million in 1996 and currently has approximately 1,700 employees. GRS Holding is a wholly owned subsidiary of Grossman's whose sole asset is a stock interest in GRS Realty. GRS Realty is a special purpose subsidiary that owns certain parcels of real property which are or were used by Grossman's for store operations. Under the plan of reorganization, the Plan Proponents will merge GRS Realty and GRS Holding into a recapitalized and reorganized Grossman's (the "Reorganized Company") and continue operations at existing locations with certain additional Bargain Outlet stores opening in the future as set forth in the Business Plan attached as Exhibit III hereto. The Debtors have a net operating loss carryforward ("NOL"), currently in excess of $300 million, which is projected in the business plan to protect most of the projected future taxable income from income taxes. The Reorganized Company's ability to utilize the NOL carryforward and other tax consequences of the Plan are discussed in
Section VII of this Disclosure Statement.

     Over $260 million of claims have been filed against the Debtors to date. On September 22, 1997, the Debtors filed objections to approximately $166 million of these claims. The Debtors filed objections to an additional $6.9 million of claims on October 27, 1997. In addition, the Debtors are still reviewing claims and plan to file additional objections soon. The Grossman's schedules list approximately $41.9 million of unsecured claims and, as described further below, the plan payouts to unsecured creditors discussed below are subject to further negotiations among the Plan Proponents and the Creditors Committee if it appears at the time of confirmation that total allowed unsecured claims are likely to exceed $46.2 million.

     For a more detailed description of asserted Claims and available assets, see Sections IV and V below.

     Classification and Treatment of Claims and Interests. The following table briefly summarizes the classification and treatment of Claims and Interests under the Plan. This summary is qualified in its entirety by reference to the provisions of the Plan. For a more detailed description of the terms and provisions of the Plan, see Section V below.

                                Class Description

     Allowed Administrative Expenses. Allowed costs of the Cases, including, without limitation, professional fees and other expenses of operating during the Cases.

                            Treatment under the Plan


     Allowed Administrative Expense Claims shall be paid in full in Cash on the Effective Date, or, if such Claim has not been Allowed on or before the Effective Date, promptly after the allowance of such Claim by a Final Order. Such Claim may also be satisfied on such other terms as may be agreed to by the holde of such Claim and the Debtors. The DIP Financing Facility from GDI Company,Inc., an affiliate of JELD-WEN, shall be satisfied and replaced by the Exit Financing Facility.

     Allowed Priority Tax Claims. Claims entitled to priority under Code Section 507(a)(8).

     Allowed  Priority Tax Claims,  if any, shall receive at the Debtors' option
(i) the amount of the Allowed Priority Tax Claim in one Cash payment on the Effective Date or (ii) the amount of the Allowed Priority Tax Claim, with interest at a rate to be determined by the Court at the hearing on Confirmation of the Plan, in equal annual Cash payments on each anniversary of the Effective Date, until the last anniversary of the Effective Date that precedes the sixth anniversary date of the date of assessment of the Allowed Priority Tax Claim.

     Class 1. Allowed Priority Non-Tax Claims entitled to priority under Code " 507(a)(3), 507(a)(4) or 507(a)(6).

     Unimpaired. Unpaid Allowed Priority Non-Tax Claims will be paid in full in Cash on the Effective Date.

     Class 2A. Allowed Secured Claim of GDI under the GDI Impaired. If JELD-WEN provides the Exit Financing Loan Agreement. Facility provided for in Section 9.2 of the Plan, then the outstanding balance of the Allowed Secured Claim of GDI under the GDI Loan Agreement shall be incorporated in the Exit Financing Facility. If a third-party lender provides the Exit Financing Facility, then the remaining balance of the Allowed Claim of GDI under the GDI Loan Agreement shall be reaffirmed with a new maturity date of the earlier of November 1, 1998 or whenever all of the real property that secures the GDI Loan Agreement is sold.

     Class 2B. Allowed Secured Claim of GDI under the Unimpaired. The Allowed Secured Claim of GDI under Combined Investors Loan. the Combined Investors Loan was fully paid on an interim basis during the course of these Cases from the proceeds of sale of the real estate that secured the Combined Investors Loan. The interim application of such proceeds shall be deemed final on the Effective Date.

     Class 3. Allowed Secured Claim of Associates Commercial Unimpaired. The Allowed Secured Claim of Associates Corporation. Commercial Corporation shall be paid according to the terms of the Installment Contract. The Reorganized Company, however, retains the right to prepay the Allowed Secured Claim of Associates Commercial Corporation without penalty. Associates Commercial Corporation shall retain the lien securing its Allowed Secured Claim.

     Class 4. Allowed Miscellaneous Secured Claims. Impaired. At the Debtors' option, the holders of Miscellaneous Secured Claims, if any, shall either (i) be paid the replacement value of their collateral or (ii) have their collateral returned to them. Any Deficiency Amount related to such Claims shall be classified in Classes 7 or 8.


     Class 5. Allowed  Reclamation  Claims.  Impaired.  As explained  further in
Section V below, each holder of a Reclamation Claim may elect from the following two options: (A) Cash payments equal to 70% of its Allowed Reclamation Claim; or
(B) timely commence an adversary proceeding seeking to have its Claim paid in full as an Administrative Expense.

     Class 6. Allowed Claim of Congress Financial Corporation. Impaired. On October 21, 1997, the Court approved an agreement between the Debtors and Congress to settle the Congress Adversary Proceeding under which the Debtors have paid Congress $620,000, plus $75,000 of attorneys' fees and costs, in full satisfaction of the termination fee. As a result, Class 6 has been fully satisfied.

     Class 7. Allowed Convenience Claims. Impaired. The holders of Allowed Class 7 Claims shall be paid twenty-three percent (23%) of their Allowed Convenience Claims in Cash. In addition, holders of Class 7 claims shall share Pro Rata with holders of Class 8 Claims in proceeds, if any, (less recovery costs and fees) of the Assigned Actions. As discussed in Section V below, this payout may be subject to adjustment if the aggregate of all general unsecured and convenience class claims appears to exceed $46.2 million at the time of the Confirmation hearing.

     Class 8. Allowed Unsecured Claims. Impaired. Creditors in Class 8 which qualify as "qualified creditors" under 26 U.S.C. Section 382(l)(5)(E) shall be paid seventeen percent (17%) of their Allowed Unsecured Claims in Cash and receive their Pro Rata share of 50% of the New Common Stock. In addition, holders of Class 8 Claims shall share Pro Rata with holders of Class 7 Claims in proceeds, if any, (less recovery costs and fees) of the Assigned Actions. The Debtors reserve the right to provide any Creditor in Class 8 who does not qualify as a "qualified creditor" under 26 U.S.C. Section 382(l)(5)(E) with alternate treatment in order to protect the Debtors' federal income tax attributes. Such alternate treatment will be agreed upon by the Plan Proponents and such claimant (with notice to the Creditors' Committee) or if no such agreement is reached, as determined by the Court after notice and a hearing. NO DISTRIBUTION OF NEW COMMON STOCK SHALL BE MADE UNDER ANY CIRCUMSTANCES OR PURSUANT TO OR IN ACCORDANCE WITH ANY PROVISION OF ThE PLAN TO ANY CREDITOR THAT IS NOT A "QUALIFIED CREDITOR" UNDER 26 U.S.C. Section 382(l)(5)(E). ONLY SUCH "QUALIFIED CREDITORS" SHALL BE ACTUAL OR DEEMED HOLDERS OF NEW COMMON STOCK. As discussed in Section V below, this payout may be subject to adjustment if the aggregate of all general unsecured and convenience class claims appears to exceeds $46.2 million at the time of the Confirmation hearing.


     Classes 9A, 9B and 9C. Old Common Stock in the Debtors. Impaired. No distributions shall be made on account of the Old Common Stock.


     Effective Date. The Effective Date shall be the eleventh day after the Confirmation Date, calculated in accordance with Bankruptcy Rule 9006, unless the Confirmation has been stayed or any of the other conditions set forth in
Section 15.1 of the Plan have not been met or waived, in which event it is the first day after such stay is no longer in effect and conditions have been meet or waived (that is also ten days after the Confirmation Date) calculated in accordance with Bankruptcy Rule 9006, provided that all conditions to the effectiveness of the Plan have been satisfied on or before such date. If the Effective Date does not occur within thirty (30) days after the Confirmation
Date, then the Plan shall not become effective at all unless the Debtors, JELD-WEN and the Creditors' Committee all agree to extend further the time for the Plan to become effective. If either the Debtors or JELD-WEN believe that one or more of the conditions to effectiveness contained in Section 15.1 of the Plan have not been met by eleven (11) days after the Confirmation Date, they will so inform each other and the Creditors' Committee in writing within sixteen (16) days of Confirmation.

     Acceptance of the Plan. A Class of Claims shall have accepted the Plan if it is accepted by the holders of at least two-thirds in amount and more than one-half in number of the Claims which are Allowed or deemed allowed for voting purposes that have actually voted on the Plan. Classes of Claims that are entitled to vote on the Plan are identified in Section X of this Disclosure Statement. The requirements for Confirmation of the Plan are discussed in
Section VI of this Disclosure Statement. THE CREDITORS' COMMITTEE IS RECOMMENDING THAT ALL UNSECURED AND CONVENIENCE CLASS CREDITORS VOTE IN FAVOR OF THE PLAN. HOWEVER, IN VOTING FOR THE PLAN, YOU ARE ALSO VOTING IN FAVOR OF DELEGATING TO THE CREDITORS' COMMITTEE THE AUTHORITY TO APPROVE AND AGREE TO DIFFERENT AND LESSER TREATMENT FOR THE HOLDERS OF CLASS 7 AND CLASS 8 CLAIMS IN THE EVENT IT APPEARS THAT ALLOWED UNSECURED CLAIMS AND ALLOWED CONVENIENCE CLAIMS WILL EXCEED $46.2 MILLION AT THE TIME OF CONFIRMATION. FOR A FURTHER DISCUSSION OF THE $46.2 MILLION CAP, SEE SECTION V(G) OF THIS DISCLOSURE STATEMENT.

     III. GENERAL INFORMATION REGARDING THE DEBTORS AND THE EVENTS LEADING TO THE CHAPTER 11 FILINGIII. GENERAL INFORMATION REGARDING THE DEBTORS AND THE EVENTS LEADING TO THE CHAPTER 11 FILING

     A. Corporate Structure and General Business

     Grossman's is a Delaware corporation that maintains its corporate headquarters at 45 Dan Road, Canton, Massachusetts. Grossman's is a retailer of lumber, building materials and other home improvement products and operates 43 stores in 7 states under the names "Contractors' Warehouse," "Mr. 2nd's Bargain Outlet" and "Grossman's Bargain Outlet." The target customers of the Contractors' Warehouse division are contractors, remodelers and serious do-it-yourselfers. The target customers of the Bargain Outlet division are buyers of overstock and close-out items. Grossman's had annual sales in excess of $385 million in 1996 and had approximately 1,700 employees prior to the commencement of these cases. More general information regarding the Debtors is available in the report on Form 10-K for the year ended December 31, 1996 which is attached hereto as Exhibit IV.

     As of the Petition Date, Grossman's stock was publicly traded on the NASDAQ exchange under the symbol "GROSQ," but has subsequently been delisted by NASDAQ. Approximately 27,700,000 shares of common stock are outstanding and held by approximately 1,700 shareholders of record.

     GRS Holding is a wholly owned subsidiary of Grossman's. GRS Holding is a holding company and its sole asset is its interest in GRS Realty. GRS Realty is a wholly owned subsidiary of GRS Holding. GRS Realty is a special purpose subsidiary that owns approximately 13 parcels of real property at which some Contractors' Warehouse and Mr. 2nd's Bargain Outlet stores are located, as well as certain unimproved parcels and approximately 5 unoccupied parcels which were previously occupied by Grossman's retail stores prior to that division going out of business during the spring of 1996 and 1 parcel that was purchased for a new Contractors' Warehouse store which was never built. Real estate loans of approximately $33 million were made to the Debtors by Combined Investors LLC, an affiliate of Gordon Brothers Partners, in the Spring of 1996 and those loans have now been repaid through proceeds from prior sales of the former Grossman's retail store sites. There are also 11 leased Contractors' Warehouse and Bargain Outlet sites.

     B. Evans Products Company

     Prior to 1986, Grossman's was known as Evans Products Company ("Evans Products"). Evans Products and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Southern District of Florida on March 11, 1985 and later consummated a plan of reorganization in November 1986. Under that plan, Evans Products liquidated certain assets unrelated to its retail building materials business and changed the name of the remaining reorganized entity to Grossman's Inc. In connection with the reorganization, Grossman's issued more than $238,000,000 face amount of debt securities to its creditors, including $73,000,000 of certain 14% Debentures due January 1, 1996 (the "14% Debentures").

     C. Increasing Competition and Financial Difficulties

     Competition and declining profits in the industry as a whole have had a significant negative impact on the Debtors' performance for several years. Grossman's responded repeatedly over several years by instituting cost cutting measures, including selling its home office facility in September 1995, closing unprofitable stores and investing in its Contractors' Warehouse and Bargain Outlet divisions. Notwithstanding these efforts, Grossman's was unable to pay the final $16.2 million installment of principal, plus related interest, on the 14% Debentures on January 1, 1996.

     D. Prepetition Restructuring Efforts

     In response to the increased competition and financial difficulties discussed above, Grossman's commenced a significant restructuring of its operations in late March 1996 by closing all sixty of its "Grossman's" retail stores. To finance the restructuring, Grossman's contributed its real property assets to a newly created special purpose subsidiary -- GRS Realty -- which then borrowed approximately $33 million, secured by such real estate, from Combined Investors, L.L.C., an affiliate of Gordon Brothers Partners. GRS Realty distributed the loan proceeds to its parent, GRS Holding, which in turn distributed the proceeds to Grossman's. From that time until the Petition Date, GRS Realty sold numerous properties, the sales proceeds of which were used to reduce the amount of the outstanding GRS Realty loan.

     Grossman's also refinanced the 14% Debentures in April 1996. Holders of the 14% Debentures received approximately $12 million in cash and approximately $5.7 million of notes in two series (all such notes being collectively referred to herein as the "Debenture Refinancing Notes" or the "Notes"). The first series of such Notes, with an aggregate principal amount of $3.0 million (the "Convertible Refinancing Notes"), are convertible into common stock of Grossman's at $1.30 of notes per share. The Convertible Refinancing Notes mature in April 1999 with interest payable semi-annually at 10%. As of the Petition Date, $1.5 million of the Convertible Notes had been converted into shares of common stock of Grossman's. The remaining Debenture Refinancing Notes outstanding, totaling approximately $2.8 million in principal amount, mature in April 1999 with interest payable semi-annually at 15%.

     Grossman's restructuring measures proved inadequate to arrest the deterioration of its financial condition. Costs associated with the closing of the "Grossman's" stores were higher than initially forecast, and the remaining operations failed to meet sales and profit forecasts. Furthermore, the expected sales of real estate held by GRS Realty did not occur on the timetable or in the amounts that had been projected, and as a result the Debtors had less liquidity than anticipated.

     By early January 1997 Grossman's experienced a severe liquidity shortage and was unable to pay its trade creditors in accordance with terms. Many suppliers refused to continue to provide inventory on credit and some stopped shipping completely, thereby resulting in large out-of-stock positions. As a result, the percentage of eligible inventory by which the Debtors' prepetition lender, Congress Financial Corporation ("Congress"), calculated secured revolving credit available borrowings was reduced.

     E. Impending Chapter 11 Filing

     On January 22, 1997, Grossman's publicly announced that it was experiencing a severe liquidity shortage. It also announced that it was reviewing all options, including the filing of a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. The Debtors immediately commenced discussions with both Congress and other parties regarding financing. Congress, however, declined to provide additional financing to the Debtors. In addition, Congress sent the Debtors a notice of default with respect to its prepetition facility on or about February 13, 1997.

     At about the same time the Debtors received the Congress notice of default, the Debtors announced that they had entered into a non-binding letter of intent with JELD-WEN regarding the terms of certain JELD-WEN related financing to be provided to the Debtors. JELD-WEN is a major supplier of window products to the Debtors through its Wenco division. Mr. Richard Wendt, the Chairman of JELD-WEN, also owns approximately 12% of the Old Common Stock in Grossman's.

     On March 4, 1997, the Debtors announced that an agreement had been reached with GDI Company, Inc. ("GDI") for additional financing necessary to purchase inventory and restock the Debtors' shelves. GDI is an affiliate of JELD-WEN. In connection with the financing, GDI loaned the Debtors $1,999,999 secured by mortgages on and assignment of rents for certain real property. GDI also purchased the Combined Investors Loan described above. In addition, R&R Vista, an affiliate of JELD-WEN, agreed to issue a $10 million guarantee in favor of Congress supported by a standby letter of credit. As a result, Congress forbore from exercising any of its remedies under its existing loan documents and increased the Debtors' loan availability thereunder by $10 million.

     Grossman's board of directors was also reconstituted in connection with the GDI financing. Mr. Richard Wendt and two additional JELD-WEN related individuals were elected to the seven member board of directors. The remaining four directors have no connection with JELD-WEN or any its affiliates. There had previously been an eight member board of directors.

     The GDI financing also contemplated that the Debtors would seek protection under Chapter 11 of the Bankruptcy Code. The parties contemplated that the Debtors would propose a plan of reorganization under which GDI or another JELD-WEN related entity would receive 50% of the outstanding shares of stock in the reorganized company. The parties also contemplated entering into a long-term purchase and supply agreement for door and window products manufactured by JELD-WEN and its affiliates.

     The Debtors filed voluntary petitions for relief under Chapter 11 on April 7, 1997.

                      IV. SUMMARY OF BANKRUPTCY PROCEEDINGS

     A. DIP Financing

     Immediately prior to the commencement of these Cases, the Debtors negotiated the terms of a $50 million debtor-in-possession financing facility (the "DIP Facility") with GDI, an affiliate of JELD-WEN. In essence, the DIP Facility consisted of GDI taking an assignment of the Debtors' existing prepetition secured revolving credit loan facility from Congress and then making certain changes favorable to the Debtors in the terms of the facility. GDI, however, was unable to close the acquisition of the Congress loan facility immediately upon the commencement of these Cases on April 7, 1997 as the Debtors had expected. As a result, the Debtors negotiated two interim financing facilities. One interim facility was with GDI and provided for $11 million of interim advances from GDI to meet payroll expenses and purchase inventory. The other interim facility was with Congress. The Congress interim facility merely provided for the continued use of the prepetition Congress loan facility until it could be assigned to GDI. GDI committed to the Debtors and Congress to close the acquisition of the Congress loan facility on or before April 29, 1997.

     The Court approved the GDI and Congress interim facilities by orders dated April 9 and April 10, 1997, respectively. GDI closed the acquisition of the prepetition Congress loan facility on or about April 29, 1997 and the Court approved the Debtors' $50 million DIP Facility with GDI by order dated April 30, 1997 (the "Final DIP Order"). In connection with the Congress closing, the Debtors conducted an investigation into possible causes of action against Congress and granted Congress a release, while reserving all of their rights with respect to Congress' $1 million claim for an early termination penalty.

     On or about September 12, 1997, the Debtors filed a motion to amend the DIP Facility (the "Amendment"). The Court granted the relief requested by the Debtors and approved the Amendment by Order dated October 9, 1997. The Amendment changes the formula for determining available advances under the DIP Facility; it does not grant GDI any additional liens or collateral. In addition, the DIP Facility, as amended, is similar to the Exit Financing Facility which JELD-WEN will provide pursuant to the Plan if no equal or better exit facility is available from a third party-lender.

     B. The Official CommitteesB...The Official Committees

     Shortly after the entry of the order for relief, the United States Trustee's office formed an Official Committee of Unsecured Creditors (the "Creditors' Committee"). Later, at the request of Options Opportunity Corporation, a shareholder, an Official Committee of Equity Security Holders (the "Equity Committee") was formed. The Creditors Committee and the Equity Committee are collectively referred to herein as the "Committees".

     The members of the Creditors' Committee are (i) Georgia Pacific Corp., (ii) Continental Casualty Company, (iii) Schrock Cabinet Co., (iv) Osram Sylvania, Inc., (v) GAF Materials Corp., (vi) S-B Power Tool Co. and (vii) CertainTeed Corporation. The Creditors' Committee's counsel are Miller, Canfield, Paddock and Stone, P.L.C. and Pepper, Hamilton & Scheetz. Coopers & Lybrand serves as financial advisors to the Creditors' Committee.

     The members of the Equity Committee are (i) Options Opportunities Corporation, (ii) Michael A. Vickers, (iii) Granite Wine & Spirits, (iv) The Orca Group, (v) George C. Arnold, III, (vi) Lee Fang Shaw and (vii) David R. Newell. Its counsel are Phillips, Lytle, Hitchcock, Blaine & Huber and Williams, Hershman & Wisler, P.A.

     The Equity Committee shall be disbanded as of the Effective Date (unless dissolved prior to the Effective Date by order of Court). The Creditors' Committee shall continue in effect for certain limited purposes described in
Section 14.3 of the Plan.

     C. Certain Material Orders in the Cases

     Since the Petition Date, the Debtors have obtained several material orders discussed below.

     1. Payroll and Employee Benefits

     By an order entered April 8, 1997, the Debtors were authorized to honor all prepetition payroll checks and to pay payroll and other employee benefit payments which related to prepetition services. As a result, substantially all of the Class 1 Claims related to employee compensation and benefits entitled to priority under Code " 507(a)(3) and (4) have been satisfied.

     2. Customer Practices

     By an order entered April 8, 1997, the Debtors were authorized to honor their customer service commitments and continue their ordinary customer practices. These commitments included prepetition deposits, refunds and rebates. As a result, substantially all of the Class 1 Claims related to individual consumer deposits entitled to priority under Code Section 507(a)(6) have been satisfied and any remaining such claims will be satisfied by giving store purchase credits or as otherwise set forth in the April 8 Order.

     3. Retention of Professionals

     Upon the commencement of these cases, the Debtors retained Sonnenschein Nath & Rosenthal and Young, Conaway, Stargatt & Taylor as their counsel and Ernst & Young as their financial and investment advisors. The Debtors also retained certain other ordinary course professionals and collection attorneys to perform discrete tasks. The Committees retained the respective professionals identified in Section IV(B).

     4. Leases/Executory Contracts

     During a bankruptcy case, a debtor has the right to assume or reject any unexpired leases and executory contracts. Leases of nonresidential real property, however, must be assumed or rejected within sixty (60) days of the commencement of a case unless otherwise extended by the Court. By orders entered June 24, 1997 and September 18, 1997, the Court extended the deadline for assuming or rejecting unexpired leases of nonresidential real property to January 3, 1998 without prejudice to the Debtors' right to seek further extensions.

         5.       Sale or Transfer of Claims and Equity Interests

     Shortly after the commencement of these Cases, the Debtors filed a motion seeking to establish certain notification and approval procedures for the sale or other transfer of certain claims against and equity interests in the Debtors. The Debtors sought these procedures in order to preserve their net operating loss carryforward tax attributes, which currently exceed $300 million in the aggregate. The Court granted the Debtors' motion on an interim basis by order dated May 14, 1997. A final order granting the relief requested by the Debtors was entered on October 9, 1997.

D.       Development of Business Plan

     The Debtors and their advisors have developed and begun to implement a comprehensive business plan designed to (i) help restore lost sales volume and maintain full inventory levels, (ii) reduce operating costs and (iii) strengthen the future position of the business. The program has been shared with the Committees. While sales levels have improved since the Chapter 11 petitions, sales have run approximately 10% (on average) below the goals set forth in the business plan. JELD-WEN and the Creditors= Committee have reviewed the performance of the Debtors' business under the business plan to date.

E.       Asset Sales

     Since the commencement of these Cases, the Debtors have sold 9 parcels of non-operating real estate.1/ In total, $8,316,000 of gross sale proceeds have been realized from the following sales: (i) Canandaigua, New York: $482,000;
(ii)  Lawrenceville,  New Jersey,  Depew,  New York and Johnston,  Rhode Island:
$3,974,000;  (iii) Hamburg,  New York:  $750,000;  (iv) Gardner,  Massachusetts:
$605,000;  (v)  Torrington,  Connecticut:  $650,000;  (vi)  Scarborough,  Maine:
$505,000; and (vii) Camillus, New York: $1,350,000. The proceeds of the Scarborough, Maine property were applied on an interim basis to reduce the amount owed under the GDI Loan Agreement. Proceeds from the other properties were applied first on an interim basis to pay down (and ultimately pay off) the Combined Investors Loan and the excess was applied to temporarily reduce the balance owed under the DIP Facility and was reborrowed as needed.

F.       Schedules and Bar Date

     1. Bar Date/Schedules

     The Court set August 4, 1997 as the bar date for filing prepetition Claims against the Debtors. Individual notices were mailed to all scheduled creditors and notices were published in the Wall Street Journal, National Edition and each of the major markets in which the Debtors do business.2/

     Each of the Debtors filed its schedules of assets and liabilities and statements of financial affairs on June 2, 1997. Grossman's schedules show that as of the Petition Date it had total assets of $86,532,982 (book value) and total liabilities of $69,526,331 (which amount does not include potential rejection damage claims for unexpired leases and executory contracts and certain other liabilities). Schedule A reflects that Grossman's owns $202,500 in real property and Schedule B lists Grossman's personal property at a book value of $86,330,482, consisting primarily of inventory, accounts receivables, equipment and stock in its subsidiaries. Schedule D lists secured claims of $26,100,000 and Schedules E and F list unpaid priority claims and unsecured claims of $1,479,082 and $41,947,249 respectively. Schedule F does not include projected rejection damage claims. As discussed previously in Section IV of this Disclosure Statement, most of the employee-related priority claims were paid pursuant to a prior order of the Court.

     GRS Holding's schedules show that as of the Petition Date it had total assets of $17,204,856 (book value) and total liabilities of $2,022,904. GRS Holding's only asset is its stock in GRS Realty and its only liability is an unsecured guarantee of the GDI Loan Agreement.

     GRS Realty's schedules show that as of the Petition Date it had total assets of $21,305,724 and total liabilities of $6,022,904. GRS Realty's assets are comprised of $21,204,856 of real property (estimated market value) and $100,868 of cash in a bank account. Schedule D reflects $6,022,904 of secured debt relating to the GDI Loan Agreement and the Combined Investors Loan. The Combined Investors Loan has been completely paid off, and the principal balance of the GDI Loan Agreement has been paid down to approximately $1.5 million (plus approximately $200,000 of accrued interest as of October 1, 1997)

     As noted below in Section V of this Disclosure Statement, the Debtors will be substantively consolidated pursuant to the terms of the Plan and all intercompany claims and guarantees will be extinguished.

     2. Objections to Claims

     Over $260 million of Claims were filed by the August 4, 1997 bar date, including a number of claims in partially or wholly unliquidated amounts. On September 22, 1997, the Debtors filed their first omnibus claims objection to approximately $166 million of claims. At a hearing on October 21, 1997, the Court disallowed and expunged approximately $147 million of these claims; the hearing was continued with respect to the remaining $19 million of claims subject to the Debtors' first omnibus objection. On or about October 27, the Debtors filed their second omnibus claims objection to an additional $6.9 million of claims. A hearing will be held on the Debtors' second omnibus claims objection on November 24, 1997. The Debtors are reviewing the remaining claims and will be filing and prosecuting additional objections to improper Claims. As noted above, a number of the Claims asserted against the Debtors are either partially or wholly unliquidated. As a result, the Claims currently asserted against the Debtors are not a complete representation of the Debtors' maximum exposure with respect to these Claims. Only Claims which have been either (i) scheduled by the Debtors and are not listed as contingent, unliquidated or disputed or are not the subject of an unadjudicated proof of claim seeking a greater amount or (ii) allowed by a Final Order of the Court will receive distributions under the Plan.

     G. Investigation of Potential Causes of Action

     The Debtors are in the process of investigating various causes of action they may have under applicable state and federal law (including, without limitation, the Bankruptcy Code). In addition, as noted further below in Section V, the Debtors plan to assign certain avoidance actions to the Creditors' Committee on the Effective Date of the Plan.

     H. Marketing Efforts

     During the course of these cases, the Debtors and their financial advisors, Ernst & Young, prepared and sent a confidential offering memorandum to over 100 entities potentially interested in purchasing all or part of the Debtors= business. The Debtors and Ernst & Young received little interest in response to the offering memorandum and received no response that would provide Creditors a return as good as or more favorable than the return under the terms of the Plan.

                                   V. THE PLAN

     A. Substantive Consolidation

     The Debtors shall be substantively consolidated under the Plan. As a result, (i) all Claims of Debtors by and against each other shall be eliminated;
(ii) except as otherwise provided in the Plan, all assets and all proceeds thereof and all liabilities of Debtors shall be merged or treated as though they were merged; (iii) any obligation of any Debtor and all guarantees thereof executed by, or joint liability of, any Debtor will be deemed to be one obligation of the consolidated Debtors; (iv) any Claim based on any such guaranteed obligation or joint liability shall be deemed to be one Claim against the consolidated Debtors and treated as such under the Plan; (v) each and every Claim filed in the individual chapter 11 case of either or both of Debtors will be deemed filed against the consolidated Debtors and treated as a single Claim under the Plan; and (vi) for purposes of determining the availability of the right to setoff under Code Section 553, Debtors shall be treated as one entity so that, subject to the other provisions of Code Section 553, debts due to any Debtor may be set off against debts of the other Debtor. In addition, all Claims based on guarantees of collection, payment or performance, or joint liability of Debtors, as to the obligations of the other Debtor, shall be discharged, released and of no further force and effect. A description of the assets and liabilities of the three Debtors is contained in Section IV (F) of this Disclosure Statement.

     B. Classification and Treatment of Claims and Interests

     The Plan treats Allowed Claims and Interests of the Debtors' Creditors and Interestholders as stated below.

     For purposes of the Plan, an Allowed Claim -- other than a Reclamation Claim -- is a Claim against the Debtors to the extent that such Claim is allowed under Code Section 502. An Allowed Reclamation Claim shall mean (i) a
Reclamation Claim in the amount listed on Exhibit B to the Plan or (ii) a Reclamation Claim in the amount which the Court has entered a Final Order allowing such Reclamation Claim. Claims listed by the Debtors in their schedules and not designated as "contingent," "unliquidated" or "disputed" or the subject of a pending unadjudicated proof of claim seeking an amount greater than the scheduled amount, are Allowed Claims (although the Debtors reserve the right to amend their schedules). All other Claims are not Allowed Claims for purposes of distribution of the Plan until the Court enters a Final Order allowing such Claim and only to the extent allowed by such Final Order. Unless otherwise specified, the term "Allowed Claim" does not include (i) interest on the amount of such Claim accruing from and after the Petition Date, (ii) fees and costs incurred from and after the Petition Date, (iii) punitive or exemplary damages or (iv) any fine, penalty or forfeiture. The Debtors reserve the right to pursue and collect setoffs or counterclaims they may have against otherwise valid claims.

     The Plan designates 8 Classes of Claims (with 2 subclasses) and 1 Class of Interests (with 3 subclasses).

     1. Unclassified Claims -- Administrative Expenses and Priority Tax Claims

     Administrative Expenses are Claims against the Debtors constituting a cost or expense of administration of these Cases allowed under Code Section 503(b), including any actual and necessary costs and expenses of preserving any of the estates of the Debtors, any actual and necessary costs and expenses of operating the Debtors' business, any allowance of compensation and reimbursement of expenses of professionals to the extent allowed by the Court and certain other amounts as set forth in the Plan. The Code does not require Administrative Expense Claims to be classified under a plan. It does, however, require that allowed Administrative Expense Claims be paid in full in Cash in order for a plan to be confirmed, unless the holder of such Claim consents to different treatment.

     Pursuant to the Plan, each Allowed Administrative Expense Claim will be paid in full in Cash on the Effective Date or on such other terms as may be agreed to by the holder of such Claim and the Debtors. If such Claim has not been Allowed on or before the Effective Date, such Claim shall be paid in Cash promptly after the allowance of such Claim by a Final Order. Notwithstanding anything to the contrary, Administrative Expenses related to the Debtors' ordinary course of business (including amounts owed to vendors and suppliers which have sold goods or furnished services to the Debtors after the commencement of these Cases) will continue to be paid by the Debtors during the Cases in accordance with the terms and conditions of the particular transactions and any agreement or court order relating thereto.

     The Plan provides for an administrative bar date which falls 45 days after the Effective Date of the Plan. All unpaid Administrative Claims arising on or before the Effective Date shall be filed with the Court and served on Debtors' counsel in accordance with the Plan or be forever barred. There is a separate procedure for professional fee and expense applications and post-petition extensions of trade credit for goods and services.

     Priority Tax Claims are Claims asserted by governmental units entitled to priority under Code Section 507(a)(8). The Code does not require Priority Tax Claims to be classified under a plan, but requires that such claims receive the treatment described below unless the holder of such Claim consents to different treatment.

     Any holder of an Allowed Priority Tax Claim shall receive at the option of the Debtors (i) the amount of the holder's Allowed Priority Tax Claim in one Cash payment on the Effective Date or (ii) the amount of the holder's Allowed Priority Claim, with interest at a rate to be determined by the Court at the hearing on Confirmation of the Plan in equal annual Cash payments on each anniversary of the Effective Date, until the last anniversary of the Effective Date that precedes the sixth anniversary date of the date of assessment of the Allowed Priority Tax Claim. A Priority Tax Claim that is a Contested Claim shall not receive any distribution on the Effective Date or thereafter unless and until such Claim becomes an Allowed Priority Tax Claim.

     2. Class 1 - Priority Non-Tax Claims

     Class 1 Priority Non-Tax Claims are any Claims against the Debtors entitled to priority under Code " 507(a)(3), 507(a)(4) or 507(a)(6) including: (i) unsecured Claims for accrued but unpaid employee compensation earned within 90 days prior to the Petition Date, to the extent of $4,000 per employee; (ii) unpaid contributions to employee benefit plans arising from services rendered within 180 days prior to the Petition Date, but only to the extent of (a) the number of employees covered by such plans multiplied by $4,000, less (b) the aggregate amount paid to such employee from the estate for prepetition items such as wages, salaries or commissions pursuant to this Section V(A)(2)(i) hereof and (iii) unearned and currently held individual customer deposits up to $1,800 per each such individual.

     Pursuant to the Plan, Allowed Class 1 Priority Non-Tax Claims shall be paid in full in Cash on the Effective Date unless paid earlier pursuant to prior order of the Court or agreed otherwise by the Debtors and the holders of such Claims. Most prepetition employee-related Claims were paid pursuant to a prior Court order described in Article IV of this Disclosure Statement.

     Class 1 is unimpaired and thus holders of such Claims are conclusively presumed pursuant to Code Section 1126(f) to have accepted the Plan.

     3. Class 2A - The Allowed Secured Claim Of GDI Under the GDI Loan Agreement

     Class 2A consists of the Allowed Secured Claim of GDI under the GDI Loan Agreement. As of the Petition Date, the outstanding balance of principal and accrued interest under the GDI Loan Agreement was $2,022,903.77 and secured by mortgages on the following three parcels of real property: (i) Scarborough, Maine; (ii) Laconia, New Hampshire; and (iii) Warrensville Heights, Ohio. On August 11, 1997, however, the Court approved the sale of the Scarborough, Maine property to Pende Associates, Inc. at a price of $505,000.00. After the application of net sale proceeds, the outstanding balance of principal and interest under the GDI Loan Agreement was approximately $1.7 million as of September 8, 1997. If JELD-WEN provides the Exit Financing Facility provided for in Section 9.2 of the Plan, then the remaining balance of the Allowed Secured Claim of GDI under the GDI Loan Agreement (after application of sale proceeds of the Scarborough property or any other property that is sold prior to confirmation) shall be incorporated in the Exit Financing Facility and thus secured by the Reorganized Company's real estate. If, however, a third-party lender provides the Exit Financing Facility, then the remaining balance of the Allowed Claim of GDI under the GDI Loan Agreement shall be reaffirmed with a new maturity date of the earlier of November 1, 1998 or whenever all of the real property that secures the GDI Loan Agreement is sold.

     Class 2A is impaired and thus the holder of such Claim is entitled to vote on the Plan.

     4. Class 2B - The Allowed Secured Claim Of GDI Under The Combined Investors Loan

     The Allowed Secured Claim of GDI under the Combined Investors Loan was fully paid on an interim basis during the course of these Cases from the proceeds of sale of the real estate that secured the Combined Investors Loan. The interim application of such proceeds shall be deemed final on the Effective Date.

     Class 2B is unimpaired and thus the holder such Claim is conclusively presumed pursuant to Code Section 1126(f) to have accepted the Plan.

     5. Class 3 - Allowed Secured Claim Of Associates Commercial Corporation

     Associates Commercial Corporation and Grossman's are parties to a certain Retail Installment Contract dated February 26, 1996 under which the Debtor purchased certain equipment (the "Installment Contract"). Associates was owed approximately $15,000.00 as of the Petition Date and has received postpetition adequate protection payments of $409.71 a month in accordance with that certain Agreed Order Providing Adequate Protection to Associates dated July 22, 1997. The remaining portion of the Allowed Secured Claim of Associates Commercial Corporation shall be paid according to the terms of the Installment Contract. In addition, Associates Commercial Corporation shall retain the lien securing its Allowed Secured Claim. The Reorganized Company retains the right to prepay the Allowed Secured Claim of Associates Commercial Corporation without penalty.

     Class 3 is unimpaired and thus the holder of such Claim is conclusively presumed pursuant to Code Section 1126(f) to have accepted the Plan.

     6. Class 4 - Allowed Miscellaneous Secured Claims

     Class 4 claims consist of all Allowed Secured Claims, if any, held by Persons other than GDI, Congress and Associates Commercial Corporation. Although the Debtors did not list any such Miscellaneous Secured Claims in their schedules, approximately 67 purported Miscellaneous Secured Claims in the aggregate amount of $3,132,495.06 were filed with the Debtors' claims processing agent.

     The Debtors are reviewing these purported Miscellaneous Secured Claims and believe at this time that most, if not all, of these will be found to be (i) Allowed Reclamation Claims or Priority Tax Claims, (ii) precautionary filings by equipment lessors whose leases have not yet been assumed or rejected or (iii) not to be valid, perfected security interests or erroneously filed as a secured claims.

     If there are any Allowed Miscellaneous Secured Claims, at the Debtors' option, the holders of such Claims shall either (i) be paid the replacement value of their collateral or (ii) have their collateral returned to them. Any Deficiency Amount shall be classified in Classes 7 or 8. In the event any Miscellaneous Secured Claim is determined to be an Allowed Secured Claim, the such Allowed Secured Claim shall be treated as if it were separately classified for purposes of voting on this Plan and " 1126 and 1129 of the Bankruptcy Code.

     Class 4 Claims are impaired and thus the holders of such Claims are entitled to vote on the Plan.

     7. Class 5 - Allowed Reclamation Claims

     Holders of Allowed Reclamation Claims may elect treatment from one of the two options described below. As noted above, an "Allowed" Reclamation Claim is either (i) a Reclamation Claim in the amount listed on Exhibit B to the Plan or
(ii) a Reclamation Claim in the amount which the Court has entered a Final Order allowing such Reclamation Claim, if any.

     Option A. A holder of a Reclamation Claim may elect to receive the amount set forth below in Cash in full satisfaction of its Allowed Reclamation Claim (including any underlying portion or remaining unsecured claim relating to such Allowed Reclamation Claim). Each holder of an Allowed Reclamation Claim electing Option A shall receive in Cash on the Effective Date a distribution equal to seventy percent (70%) of its Allowed Reclamation Claim. With respect to each holder of any Allowed Reclamation Claim which timely elects Option A, the amount of such person's Reclamation Claim which shall be deemed an Allowed Reclamation Claim is the amount shown on Exhibit B to the Plan, and no person shall be entitled to object to such Allowed Reclamation Claim on any grounds.

     Option B. A holder of a Reclamation Claim who does not elect Option A must commence an adversary proceeding in the Bankruptcy Court prior to the Confirmation Date and may seek the payment of its Reclamation Claim in full as an Administrative Expense. Grossman's intends to vigorously dispute any such adversary and assert that based on various defenses, no valid Reclamation Claim exists. If and only if the holder of a Reclamation Claim timely initiates its adversary proceeding and is successful in such an adversary proceeding, then such holder will be paid as soon as practicable after the allowance of such Claim by a Final Order one hundred percent (100%) of its unpaid Allowed
Reclamation Claim from available Cash. If, however, the holder of such Reclamation Claim does not timely initiate its adversary proceeding or is unsuccessful in such adversary proceeding, then such Reclamation Claim will be treated as an Allowed Unsecured Claim. No distribution shall be made to the holder of a Reclamation Claim while an adversary proceeding commenced is pending with respect to such Reclamation Claim.

     Holders of Reclamation Claims may elect Option A by so notifying the Debtors in writing prior to the Confirmation Date. To elect Option B, a holder of a Reclamation Claim must commence an adversary proceeding prior to the Confirmation Date. The Reclamation Claim of any holder that does not (i) timely elect Option A or (ii) timely commence an adversary proceeding shall be treated as an Allowed Unsecured Claim in the amount listed on Exhibit B to the Plan.

     To date, 29 Persons have asserted Reclamation Claims in the aggregate amount of approximately $2,000,000. As shown on Exhibit B to the Plan, however, the Debtors believe after communicating with each Reclamation Creditor and reconciling information in the Debtors' records with information provided by the Reclamation Creditors that such holders only have valid Reclamation Claims in the aggregate amount of approximately $1.2 million after individualized defenses to their claim, which claims are still subject to the global reclamation defenses such as (i) the inventory being fully liened by Congress (and its assignee), (ii) the claimant establishing insolvency, (iii) the claimant establishing the goods were on hand and (iv) laches/estoppel.

     Class 5 is impaired and thus the holders of such Claims are entitled to vote on the Plan.

     8. Class 6 - Allowed Claim Of Congress Financial Corporation

     During the course of these cases, Congress commenced Adversary Proceeding No. A-97-75 (the "Congress Adversary Proceeding") seeking to enforce an early termination fee of up to $1 million plus certain attorneys fees and costs related thereto under its prepetition credit agreement with the Debtors. The Final DIP Order provided that any Allowed Claim of Congress for the termination fee would be secured by certain property of the Debtors.

     On October 21, 1997, the Court approved an agreement between the Debtors and Congress to settle the Congress Adversary Proceeding under which the Debtors have paid Congress $620,000, plus $75,000 of attorneys' fees and costs, in full satisfaction of the termination fee. As a result, Class 6 has been fully satisfied.

     9. Class 7 - Allowed Convenience Claims

     Class 7 consists of the Allowed Claims of unsecured claimants for $25,000 or less. Creditors in Class 7 shall be paid twenty-three percent (23%) of their Allowed Convenience Claims in Cash. In addition, holders of Class 7 claims shall share Pro Rata with holders of Class 8 claims in any proceeds (less recovery costs and fees) of any of the Assigned Actions. Allowed Convenience Claims shall receive no distribution of New Common Stock or other distributions. If appropriate to assure that the number of shareholders in the Reorganized Company is less than 300 on the Effective Date, the convenience class threshold may be increased above $25,000 in the discretion of the Plan Proponents. Furthermore, in accordance with Section 15.2 of the Plan, the 23 cents payout amount may be reduced if it appears at the time of confirmation that total unsecured and convenience class claims will be likely to exceed the cap of $46.2 million.

     Class 7 Claims are impaired and thus the holders of such Claims are entitled to vote on the Plan.

     10. Class 8 - Allowed Unsecured Claims

     Class 8 consists of all Allowed Claims other than Secured Claims, Administrative Expense Claims, Reclamation Claims, Convenience Claims, Priority Non-Tax Claims or Priority Tax Claims. Unsecured Claims also include any Claim for a Deficiency Amount above the threshold for the convenience class.

     Creditors in Class 8 shall be paid seventeen percent (17%) of their Allowed Unsecured Claims in Cash and receive their Pro Rata share of 50% of the New Common Stock. In addition, holders of Allowed Class 8 claims shall share Pro Rata with holders of Allowed Class 7 Claims in any proceeds (less recovery costs and fees) of any of the Assigned Actions. The 17 cents payout amount may be reduced if it appears at the time of confirmation that total unsecured and convenience class claims will be likely to exceed the cap of $46.2 million. IN VOTING FOR THE PLAN, YOU ARE ALSO VOTING IN FAVOR OR DELEGATING TO THE CREDITORS' COMMITTEE THE AUTHORITY TO APPROVE AND AGREE TO DIFFERENT AND LESSER TREATMENT FOR THE HOLDERS OF CLASS 7 AND CLASS 8 CLAIMS IN THE EVENT IT APPEARS THAT ALLOWED UNSECURED CLAIMS AND ALLOWED CONVENIENCE CLAIMS WILL EXCEED $46.2 MILLION AT THE TIME OF CONFIRMATION. FOR A FURTHER DISCUSSION OF THE $46.2 MILLION CAP, SEE SECTION V(G) OF THIS DISCLOSURE STATEMENT.

     The Debtors reserve the right to provide any Creditor in Class 8 who does not qualify as a "qualified creditor" under 26 U.S.C. Section 382(l)(5)(E) with alternate treatment in order to protect the Debtors' federal income tax attributes.3/ Such alternate treatment will be the economic equivalent of the treatment otherwise given to holders of Class 8 Claims, but will not include New Common Stock. Such alternate treatment will be agreed upon by the Plan Proponents and such claimant (with notice to the Creditors' Committee) or if no such agreement is reached, as determined by the Bankruptcy Court after notice and a hearing.

     Class 8 Claims are impaired and thus the holders of such Claims are entitled to vote on the Plan.

     11. Classes 9A, 9B and 9C - Old Common Stock

     Classes 9A, 9B and 9C consists of the shares of common stock, warrants, options or rights to purchase the same issued by Grossman's Inc., GRS Holding Company, Inc. and GRS Realty Company, Inc., respectively, prior to the Petition Date and outstanding as of such date. No distributions shall be made on account of these Interests. All of the Old Common Stock shall be cancelled as soon as practicable after the Effective Date.

     Classes 9A, 9B and 9C are impaired and do not receive or retain any property under the Plan and are thus conclusively presumed to reject the Plan under Code Section 1126(g).

     C. Overview of Assets and Liabilities

     A detailed projected balance sheet as of December 1, 1997 is included as part of the Business Plan attached as Exhibit III hereto. The principal assets of the Debtors are inventory, fixtures and real estate. Another material asset is its net operating loss carryforward discussed below in Section VII of this Disclosure Statement.

     Over $260 million of Claims were filed by the August 4, 1997 bar date, including a number of claims in partially or wholly unliquidated amounts. On September 22, 1997, the Debtors filed their first omnibus claims objection to approximately $166 million of claims. At a hearing on October 21, 1997, the Court disallowed and expunged approximately $147 million of these claims. As a result, the remaining liquidated claims asserted against the Debtors were reduced to approximately $113 million. The hearing was continued with respect to the remaining $19 million of claims subject to the Debtors' first omnibus objection. The Debtors estimate that a material percentage of these claims will be disallowed, although there can be no assurance that this will be the case. On or about October 27, the Debtors filed their second omnibus claims objection to an additional $6.9 million of claims. A hearing will be held on the Debtors' second omnibus claims objection on November 24, 1997. Thus, to date, the Debtors have objected to approximately $173 million of claims.

     The Debtors also expect to file a third omnibus claims objection on or before November 19, 1997. A hearing on the third omnibus objection should be held in December 1997. In addition, the Debtors are reviewing certain miscellaneous Claims, such as environmental and lease-related Claims, and will be filing and prosecuting objections to such Claims. As noted above, a number of the Claims asserted against the Debtors are either partially or wholly unliquidated. As a result, the Claims currently asserted against the Debtors are not a complete representation of the Debtor's maximum exposure with respect to these Claims.

     The $46.2 million cap on Allowed Unsecured Claims and Allowed Convenience Claims was the Debtors= good faith estimate as of August 1997 of the total amount of Allowed Unsecured Claims and Allowed Convenience Claims against the Debtors plus a cushion for contingent and unliquidated Claims agreed to by JELD-WEN. This estimate was made prior to the completion of Claims processing and analysis. In addition, as noted above, there are many unliquidated Claims asserted against the Debtors. AS A RESULT, THE PLAN PROPONENTS DO NOT KNOW WHAT THE FINAL AMOUNT OF ALLOWED UNSECURED CLAIMS AND ALLOWED CONVENIENCE CLAIMS WILL BE AND THE TOTAL AMOUNT OF SUCH CLAIMS MAY IN FACT EXCEED THE $46.2 CAP. SEE
SECTION V(G)(5) OF THE DISCLOSURE STATEMENT AND SECTION 15 OF THE PLAN FOR FURTHER DISCUSSION OF THE $46.2 MILLION CAP AND THE POSSIBLE CONSEQUENCES OF A DETERMINATION, AT THE TIME OF CONFIRMATION, THAT THE ALLOWED UNSECURED CLAIMS AND ALLOWED CONVENIENCE CLAIMS ARE LIKELY TO EXCEED THE $42.6 CAP.

     D. Distributions to Creditors

     1. Cash Distributions.

     Payments of Cash to holders of Allowed Administrative Expenses Claims and Priority Tax Claims shall be made in accordance with Article III of the Plan and
Section V of this Disclosure Statement. Payments of Cash to Allowed Priority Non-Tax Claims shall be made on the Effective Date. All payments to Allowed Reclamation Claims electing Option A shall be made on the Effective Date. All other Cash distributions, including payments to Allowed Reclamation Claims who do not elect Option A, Allowed Convenience Claims and Allowed Unsecured Claims shall be made as soon as practicable after the Effective Date, but in no event as to each Allowed Claim after the later of (i) 91 days after the Effective Date or (ii) 35 days after a Final Order allowing the applicable Claim is entered.

     2. New Common Stock Distributions.

     The Reorganized Company shall issue 50% of the New Common Stock to JELD-WEN and the remaining 50% of the New Common Stock Pro Rata to a Shareholder Agent on behalf of the holders of Allowed Unsecured Claims as soon as practicable after the Effective Date (but in no event later than five (5) Business Days after the Effective Date). Any recipient of New Common Stock is deemed by its acceptance of such New Common Stock to have represented that it has no present intention to sell, transfer or otherwise convey its shares of New Common Stock.

     E.   Possible   Reorganized   Company   Repurchase  of  New  Common  Stock;
Registration Rights Agreement

     The New Common Stock issued pursuant to the Plan shall have the rights, powers and privileges set forth in the Restated Charter and the Registration Rights Agreement.

     Any time during the sixty (60) day period commencing on the 60th day following the first anniversary of the Effective Date or during the sixty (60) day period commencing on the 60th day following each anniversary thereafter through and including the fifth anniversary of the Effective Date (each such period is herein referred to as an "Offer Period"), holders of Registrable Stock (other than JELD-WEN or any of its affiliates) shall have the right to offer their shares of Registrable Stock to the Reorganized Company in accordance with the terms and conditions contained in the Plan and the Registration Rights Agreement. Notwithstanding the foregoing, Holders of such Registrable Stock shall have no less than 45 days from the date the Creditors' Committee receives the financial information referenced in Section 14.12 of this Plan in which to offer their shares of Registrable Stock to the Reorganized Debtor. The offer price shall be calculated on the last day of the Offer Period in accordance with the following:

         ratio of offered shares of X       $8.25 million, plus
         Registrable Stock to.......        $577,500 per each
         the total shares of........        full year that has
         Registrable Stock .........        elapsed since the
                                            Effective Date

     The Reorganized Company shall have thirty-five (35) days after the expiration of an Offer Period in which the Reorganized Company has been given notice of an offer with respect to 80% of the Registrable Stock in which, in its sole discretion, to accept or reject the offer. The Reorganized Company's decision shall be given by written notice to the Shareholders Agent and any Holders that have terminated the Shareholders Agent pursuant to Section 8.7 of the Plan; provided, however, the Reorganized Company's failure to timely accept or reject the offer will be deemed to be a rejection of the offer on the first Business Day following the aforementioned thirty-five (35) days.

     If the Reorganized Company accepts the offer, the transaction shall be consummated at a closing to be held within a reasonable time following acceptance to be determined by the Reorganized Company, but no later than forty-five (45) days after the acceptance. If the Reorganized Company rejects an offer made with respect to 80% of the Registrable Stock, the Holders of at least 60% of the Registrable Stock (other than JELD-WEN or any of its affiliates) shall have the right for a period of sixty (60) days following the date the Reorganized Company gives notice of the rejection of the offer, or following the date the Reorganized Company is deemed to reject the offer if no notice of rejection or acceptance of the offer is given by the Reorganized Company, to demand (by written notice to the Reorganized Company given by the Shareholders Agent and any Holders that have terminated the Shareholders Agent pursuant to
Section 8.7 of the Plan) that the Reorganized Company register the New Common Stock and take other acts necessary to take the Reorganized Company public at the Reorganized Company's expense as set forth in the Registration Rights Agreement. Failure to make such a demand on a timely basis would constitute a waiver of such registration right with respect to that particular offer. If the Holders do not make such a registration demand, the Holders may make further offers in the manner described in Section 8.6.1 of the Plan. The Holders, however, would not under any circumstances be entitled to any registration after their registration rights are deemed satisfied pursuant to Section 2(B) of the Registration Rights Agreement.

     REGISTERING THE NEW COMMON STOCK WILL NOT GUARANTEE THAT THE HOLDERS OF NEW COMMON STOCK WILL RECEIVE ANY PARTICULAR PAYMENT FOR THEIR SHARES OF NEW COMMON STOCK, BUT WILL ONLY ALLOW THE HOLDERS OF NEW COMMON STOCK AN OPPORTUNITY TO ATTEMPT TO OFFER THEIR SHARES FOR SALE TO THE PUBLIC THROUGH AN UNDERWRITER, AT A PER-SHARE PRICE THAT IS AGREEABLE TO AN UNDERWRITER. TO THE EXTENT THAT PARTICULAR HOLDERS HAVE NOT TERMINATED THE SHAREHOLDERS AGENT AS THEIR PARTICULAR AGENT, THE SHAREHOLDERS AGENT WILL BE AUTHORIZED BY THE PLAN TO NEGOTIATE THE TERMS OF AN UNDERWRITING AGREEMENT ON BEHALF OF THE REPRESENTED HOLDERS, INCLUDING, MOST MATERIALLY, THE PER-SHARE PRICE AT WHICH THE SHARES OF NEW COMMON STOCK ARE OFFERED FOR SALE THROUGH THE UNDERWRITING AGREEMENT.

     F. Disputed Claims

     No distribution shall be made with respect to any Disputed Claim, even if a portion of the Claim is not disputed, until the entire Claim is resolved by a Final Order. At such time that such Disputed Claim becomes an Allowed Claim, the holder of such Allowed Claim shall receive the Cash and/or New Common Stock distributions to which such holder is then entitled to under the Plan under the mechanisms described in the Plan, but in no event prior to the later of (i) the Effective Date or (ii) the date that an order regarding such Claim becomes a Final Order.

     G. Means for Execution of the Plan

     1. Restated Charter. On the Effective Date, the Debtors' corporate charter shall be amended as provided in the Restated Charter. The Restated Charter includes an assumption and ratification of indemnification obligations under the bylaws of the Debtors and its current and former affiliates, employment agreements and similar obligations.

     2. Cancellation of Old Common Stock, Warrants and Options. The Debtors shall cancel the Old Common Stock and any outstanding warrants and options as soon as practicable after the Effective Date.

     3. Merger. At the time that the Restated Charter is filed with the Secretary of State of Delaware, Grossman's shall cause GRS Holding and GRS Realty to merge into Grossman's in accordance with all applicable law including the law of Delaware governing corporations.

     4. Board of Directors. The board of directors of the Reorganized Company shall be reconstituted on the Effective Date in a manner consistent with the Restated Charter and shall be initially composed as follows: (i) four JELD-WEN designees; (ii) two designees of the Creditors' Committee; and (iii) one designee of the Independent Members of the Debtor's Board of Directors existing as of the Petition Date.

     The four JELD-WEN designees are as follows: (i) Richard L. Wendt; (ii) Theodore Schnormeier; (iii) Lawrence V. Wetter; and (vi) Donald Scheffler. Messrs. Wendt, Schnormeier and Wetter have served as directors of Grossman's since March 1997. Biographical information on Messrs. Wendt, Schnormeier and Wetter as stated in the Debtors' 10K-A filed as of April 30, 1997 is attached hereto as part of Exhibit V. A resume of Mr. Scheffler is also attached as part of Exhibit V.

     The two designees of the Creditors' Committee are (i) Donald W. Lindstet and (ii) James V. McTevia. Copies of their resumes are also attached hereto as part of Exhibit V.

     The designee of the Independent Members of the Debtor's Board of Directors is Thomas Ford, the current Chief Operating Officer of the Debtors. Biographical information on Mr. Ford as stated in the Debtors' 10K-A filed as of April 30, 1997 is attached hereto as part of Exhibit V.

     The reconstituted board will determine the extent to which existing management at the operating levels for the Bargain Outlet and Contractors Warehouse divisions will stay intact post-confirmation.

     5. Funding of Funds; Escrow Account; Unsecured Claim Cap; Number of Shareholders. Cash Distributions provided under the Plan shall be funded from funds on hand, the Exit Financing Facility and from the following equity infusion and loans as follows: (i) on the Effective Date, JELD-WEN shall pay the Debtors $8.25 million by wire transfer in exchange for the 50% of the New Common Stock to be issued in connection with the Plan; and (ii) on the Effective Date, JELD-WEN shall provide the Reorganized Company with a $10.5 million secured line of credit subordinated to any third-party working capital loan. Payments to be made under the Plan after the Effective Date may also be paid from future cash flow.

     On the Effective Date, the Reorganized Company shall place $8.25 million in an escrow account from which to pay Allowed Claims (the "Escrow Account"). Funds in the Escrow Account may only be used to pay such Allowed Claims (unless the Creditors' Committee consents otherwise in writing) until all Unsecured Claims and Convenience Class Claims have been either Allowed or Disallowed in a Final Order and any Allowed Claim has been paid in accordance with the terms of this Plan. After all Unsecured Claims and Convenience Claims have been Allowed or Disallowed in a Final Order and any such Allowed Claims have been paid as provided by the Plan, any remainder in the Escrow Account (including any remaining earned interest) shall be returned to the Reorganized Company by the escrow agent. The establishment and funding of the Escrow Account shall not limit or discharge the Reorganized Company's payment obligations under the Plan to the holders of Class 7 and Class 8 Claims, and the Reorganized Company shall remain liable to make such payments subject to Section 15.2 of the Plan, if applicable, if the aggregate amount of such payments exceeds the amount in the Escrow Account.


     THE DEBTORS AND JELD-WEN HAVE INDICATED THAT THEY RESERVE THE RIGHT NOT TO PROCEED WITH THE CONFIRMATION HEARING ON THE PLAN IF IT APPEARS AT THE TIME OF THE CONFIRMATION HEARING THAT THE AGGREGATE AMOUNT OF ALLOWED UNSECURED CLAIMS AND ALLOWED CONVENIENCE CLAIMS WILL LIKELY EXCEED $46.2 MILLION. IF THE DEBTORS AND JELD-WEN CONCLUDE THAT SUCH CAP IS LIKELY TO BE EXCEEDED, THEY WILL ADVISE THE CREDITORS' COMMITTEE, AT WHICH POINT ONE OF FOUR COURSES OF ACTION WILL
OCCUR:

     (1) The Creditors Committee may, but is under no obligation to, agree to cap all payouts to Unsecured Claims and Convenience Claims to $8,250,000, with appropriate reductions to the proposed payouts to Allowed Unsecured Claims and Convenience Claims (while preserving a comparable differential in the treatment of Class 7 and Class 8 Claims), in which case the Debtors and JELD-WEN will proceed to confirmation without reballoting of the Plan or further notice to Creditors, provided there are no other circumstances which make them determine not to proceed with confirmation. Assuming, for example, that total Unsecured Claims and Convenience Claims were $60 million, then cash distributions to Unsecured Claims and Convenience Claims would be approximately 17 and 11 cents, respectively, if the Creditors= Committee were to elect this option on behalf of the holders of Class 7 and Class 8 Claims.

     (2) The Debtors and JELD-WEN may, but are under no obligation to, agree to pay 23 cents to all Allowed Convenience Claims and 17 cents to all Allowed Unsecured Claims even if the $46.2 million aggregate claims cap is exceeded, without reballoting of the Plan or further notice to Creditors.

     (3) The Debtors, JELD-WEN and the Creditors' Committee may, but are under no obligation to, agree to a different treatment under the Plan for Class 7 and Class 8 Claims, without reballoting of the Plan or further notice to Creditors. Distributions under this scenario would depend upon what is agreed to by the Debtors, JELD-WEN and the Creditors= Committee.

     (4) If none of the three courses of action are pursued, then the Debtors and JELD-WEN expect to withdraw or modify their Plan in accordance with the applicable provisions of the Plan and the Bankruptcy Code. The Debtors would retain their exclusive rights to propose and solicit acceptance of a Chapter 11 plan.

     In the event that options one, two or three are chosen and the Plan is confirmed, the agreed Plan payouts will not be later modified (i.e., after Confirmation) based on the eventual aggregate amount of Allowed Unsecured Claims and Convenience Claims.

     JELD-WEN has also indicated that upon confirmation the Reorganized Company will be a privately held company that is not subject to the registration and reporting requirements of the Securities Exchange Act of 1934. The Plan thus provides that the $25,000 threshold for Class 7 Convenience Claims (which do not receive any New Common Stock) may be adjusted upward to assure that there will be fewer than 300 creditors holding Class 8 Claims who will receive New Common Stock. The Debtors and JELD-WEN, however, have indicated that they reserve the right not to proceed with the confirmation hearing on the Plan if it appears at the time of the confirmation hearing that the number of shareholders of the Reorganized Company will be 300 or more.

     6. Exit Financing Facility. On or prior to the Confirmation Date, the Debtors shall have obtained a certain exit financing facility (the "Exit Financing Facility") from either (i) JELD-WEN, (ii) a third-party lender or
(iii) a third-party lender with credit enhancement by JELD-WEN. The Exit Financing Facility shall be a revolving loan facility based upon inventory and receivables less than 90 days after invoice and will contain economic terms comparable to the GDI DIP Facility and otherwise satisfactory to the Debtors and customary representations and warranties. The Exit Financing Facility shall replace and satisfy all obligations under the GDI DIP Facility.

     7. Retention of Avoidance, Turnover and Other Actions. All avoidance actions under " 544(b), 547, 548 and 550 of the Bankruptcy Code shall vest in the Creditors' Committee; provided, however, no claims or actions against the following entities or individuals shall vest in the Creditors' Committee: (i) JELD-WEN or any of its affiliates; and (ii) current and former officers, directors, employees and agents of the Debtors. The actions assigned to the Creditors' Committee are defined as the "Assigned Actions" under the Plan. All other avoidance actions and other causes of action not specifically assigned to the Creditors' Committee shall vest in the Reorganized Company.

     8. Pension Plan. The Reorganized Company will continue the Grossman's pension plan. The Debtors are contributing sponsors or members of the contributing sponsor's controlled group of the Grossman's Inc. Retirement Plan ("Pension Plan"). The Pension Plan is covered by Title IV of the Employee Retirement Income Security Act as 1974, as amended ("ERISA"), 29 U.S.C. Section 1301-1461. As part of Debtors Joint Plan of Reorganization and pursuant to a Stipulation between the Debtors and the Pension Benefit Guaranty Corporation ("PBGC"), Reorganized Grossman=s will assume the obligations of the Pension Plan and continue to administer the Pension Plan in accordance with Title IV of ERISA. The Debtors will not seek to terminate the Pension Plan prior to December 8, 1997. Debtors do not presently intend to terminate the Pension Plan at all so long as it appears they can be reorganized as a going-concern.

     9. Discharge. Except as otherwise provided in the Plan, the amended and restated articles of incorporation and bylaws or in the Confirmation Order, Confirmation shall operate as a discharge, as of the Effective Date, of any and all debts of and Claims against Debtors that arose at any time before Confirmation. There is no discharge of obligations provided for or assumed in connection with the Plan, the amended and restated articles of incorporation and bylaws or the Confirmation Order.

     10. Releases. On the Effective Date, the following individuals and entities shall be forever released and discharged from any and all claims, actions, suits, debts, accounts, causes of action, agreements, promises, damages, judgments, demands and liabilities which any of the Debtors or claimants receiving distributions under the Plan may have against them related to the Debtors or these cases: (i) all directors, officers, employees and agents of the Debtors who served the Debtors on or after the Petition Date; (ii) JELD-WEN and any of its affiliates; and (iii) John Grey, Maurice Grossman, Leo Kahn and Samuel Witt, four former directors of the Debtors who resigned around the time of the initial JELD-WEN financing to facilitate that transaction. The releasees have generally provided valuable post-petition services to the estates. Claimants voting on the Plan may elect not to grant the releases described herein.

     11. Maintenance of Indemnification Policies; Indemnification of Certain Present and Former Directors and Officers. The Reorganized Company shall not terminate, cancel or otherwise affect any coverage under the Indemnification Policies from and after the Effective Date with respect to the obligations discussed herein and in Section 9.11 of the Plan. In addition, notwithstanding anything to the contrary, the Reorganized Company shall assume and agree to pay any and all obligations of the Debtors or their estates, including, without limitation, any deductible under the Indemnification Policies and all Claims, whether now existing or hereafter arising, of any Indemnified Party (as hereinafter defined) for indemnification or contribution under Delaware law, Article Eighth of the Restated Certificate of Incorporation of Grossman's Inc., the Restated Charter, Article VI of the By-Laws of Grossman's, Inc. and/or agreements with any Indemnified Party in respect of matters to which an Indemnified Party is made, or threatened to be made a party by reason of the fact that such Indemnified Party served as a director or officer of Grossman's or in some other capacity at the request of Grossman's. Indemnified Party shall mean: (i) all directors, officers, employees and agents of the Debtors who served the Debtors after the Petition Date; and (ii) John Grey, Maurice Grossman, Leo Kahn and Samuel Witt.

     12. Severance Obligations. The Reorganized Company shall assume certain employee severance obligations approved by the board of directors of Grossman's in June and July 1997. Under these severance programs, employees who are terminated without cause post-confirmation shall be entitled to 1 to 4 weeks of severance pay depending upon the length of their employment with the Debtors. In addition, certain key employees shall be entitled to enhanced severance payments. Three key employees at the Contractors' Warehouse division shall be entitled to additional severance payments of 12 to 20 weeks in the event their employment is terminated post-confirmation without cause. In addition, 10 key employees at the Bargain Outlet division shall be entitled to additional severance payments of 9 to 20 weeks in the event the Bargain Outlet division is sold and such employee is terminated within 6 months of the sale. The Plan Proponents estimate that the Reorganized Company's maximum liability under the severance programs is approximately $1.35 million (assuming all employees were terminated and eligible for such severance). Additional details concerning the severance programs are contained in the Grossman's Inc. Restated Severance Pay Plan and other related materials.

     13. Bargain Outlet Division. The Bargain Outlet Division may be sold as part of the Plan if an acceptable price is offered, although no such price has been offered to date after extensive marketing and the Debtors doubt such an offer will be forthcoming. The proceeds of any such sale shall be applied first to a reduction of those portions of the GDI DIP Facility that are secured by Bargain Outlet Division collateral. The remainder of such sale proceeds, if any, shall be used to fund operations of the Reorganized Company.

     H. Executory Contracts and Unexpired Leases

     The Plan shall be deemed to constitute and incorporate a motion by the Debtors to reject all executory contracts and unexpired leases to which a Debtor is a party or is otherwise bound, except for any contracts and leases that (a) have been assumed or rejected pursuant to an order of the Court entered prior to the Confirmation Date, (b) are listed as one of the Assumed Contracts and Leases on Exhibit A to the Plan or (c) are the subject of a motion to assume that is pending before the Court on the Confirmation Date. The Confirmation Order shall represent and reflect an order of the Court approving the assumptions or rejections of such contracts and leases as of the Confirmation Date. Any cure costs which the Reorganized Company is required to pay by a Final Order in connection with an assumed contract or lease shall be treated as an administrative expense of the Cases and shall not count against the $46.2 million unsecured claims cap.

     If the rejection of an executory contract or unexpired lease by the Debtors results in damages to the party or parties to the contract or lease, a Claim for damages shall be forever barred and shall not be enforceable against Debtors, their successors or assigns, or their property unless a proof of claim is filed with the Court and served upon Debtors or the Reorganized Company by sixty (60) days after entry of the Confirmation Order or by such earlier date as may be fixed by an order of the Court authorizing rejection of the contract or lease. Claims for damages resulting from the rejection of any such leases and contracts, if Allowed, shall constitute Class 8 Claims entitled to share Pro Rata with other Allowed Class 8 Claims as discussed below.

     I. Retention of Jurisdiction

     1. Claims and Actions

     The Court shall retain jurisdiction over the Cases as provided in the Plan, including, without limitation, such jurisdiction as is necessary to enforce and construe the Plan. The Court shall also expressly retain jurisdiction: (i) to hear and determine all Claims against the Debtors and (ii) to enforce all causes of action which may exist on behalf of the Debtors, including the Assigned Actions.

     2. Retention of Additional Jurisdiction

     The Court shall also retain jurisdiction for the purpose of classification of the Claims of any Creditor and the determination of such objections as may be filed with respect to the Claims and Interests, including Section 502(c) proceedings for the estimation of Claims. The Court shall further retain jurisdiction over matters as indicated in Article 12 of the Plan.

     3. Modifications of the Plan

     The Debtors and JELD-WEN may modify the Plan in the manner provided for under Code Section 1127. The Debtors and JELD-WEN shall give notice of any proposed modification to counsel for the Committees and to the United States Trustee for the District of Delaware and to any other parties designated by the Court. The Debtors and JELD-WEN also reserve the right to make such modifications at any hearings on confirmation as are necessary to permit the Plan to be confirmed under Code Section 1129 subject to the requirements of the Bankruptcy Code.

     4. Revocation and Withdrawal of the Plan

     The Debtors and JELD-WEN reserve the right to revoke or withdraw the Plan at any time before entry of a Confirmation Order. If the Debtors and JELD-WEN revoke or withdraw the Plan prior to date of Confirmation, or if the Confirmation or the Effective Date does not occur, then the Plan shall be deemed null and void. In such event, nothing contained herein or in any document relating to the Plan shall be deemed to constitute an admission of validity, waiver or release of any Claims by or against the Debtors or any Person or to prejudice in any manner the rights of the Debtors or any Person in any proceeding involving the Debtors.

     5. Section 1146(c) Exemption

     Pursuant to Section 1146(c) of the Bankruptcy Code, the making or delivery of any instrument of transfer or the holding of title for administrative purposes only by the Debtors or transfer or sale of any real or personal property of the Debtors pursuant to, in implementation of or as contemplated by the Plan, shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee.

     J. Conditions to the Effectiveness of the Plan

     All of the following conditions must occur and be satisfied for the Plan to be effective:

     i) The Confirmation Order must be signed by the judge of the Court and duly entered on the docket for the Cases by the clerk of the Court;

     ii) There must be no stay in effect with respect to the Confirmation Order;

     iii)  The  Debtors  shall  have  obtained  the  Exit   Financing   Facility
contemplated in Section 9.2 of the Plan;

     iv) The Debtors shall have established the Escrow Account in accordance with Section 8.1 of the Plan;

     The Debtors and JELD-WEN may waive condition iii).

                   VI. CONFIRMATION AND CONSUMMATION PROCEDURE

     A. Disclosure and Solicitation

     The Disclosure Statement is presented to the holders of Claims in impaired Classes which receive or retain property pursuant to the Plan to satisfy the requirements of Bankruptcy Code " 1125 and 1126. Bankruptcy Code Section 1125 requires that full disclosure be made to all holders of Claims and Interests in impaired Classes which receive or retain property pursuant to a plan at the time, or before, solicitation of acceptances of such plan is commenced.

     B. Acceptance of the Plan

     The Bankruptcy Code defines acceptance of a plan by a Class of Creditors as acceptance by holders of more than two-thirds in dollar amount and more than one-half in number of the Claims of that Class that have timely voted on a plan. A vote may be disregarded if the Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

     A vote to accept or reject the Plan can only occur by proper submission of a duly executed Ballot. Failure of a holder to vote does not constitute a vote to reject the Plan by that holder. EACH HOLDER OF A CLAIM SHOULD SEEK SUCH
INDEPENDENT LEGAL AND/OR BUSINESS ADVICE AS IT DEEMS APPROPRIATE REGARDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN.

     C. Classification

     The Debtors are required under Bankruptcy Code Section 1122 to classify the Claims and Interests of its Creditors and Interest holders into Classes that contain Claims and Interests that are substantially similar to the other Claims or Interests in such Class. The Plan can be confirmed so long as there is one consenting Class of impaired Claims (not including the votes of insiders), and so long as the other requirements for confirmation which do not involve voting are met.

     D. Confirmation

     The Code requires the Court, after notice, to hold a confirmation hearing. At the confirmation hearing, the Court will confirm the Plan only if all the requirements of Section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is (i) accepted by all impaired Classes of Claims and Interests or, if rejected by an impaired Class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such Class; (ii) feasible; and (iii) in the "best interests" of rejecting Creditors and Interestholders impaired under the plan.

     1. Acceptance

     Classes 2A, 4, 5, 6, 7 and 8 are impaired under the Plan, and therefore, must accept the Plan in order for it to be confirmed without application of the "fair and equitable" test. For confirmation despite rejection by a Class, the Court must determine that the Plan is "fair and equitable" with respect to the rejecting Class.

     The "fair and equitable" test is described below under the heading "Confirmation without Acceptance by All Impaired Classes."

     2. Feasibility

     Attached as Exhibit III is a business plan which has been reviewed and approved by JELD-WEN and Debtors' management. JELD-WEN will control a majority of the board of directors post-confirmation and is expected to utilize certain members of senior management from JELD-WEN and its affiliates to manage the Reorganized Company and, therefore, will be responsible for implementing the Plan, the business plan, as well as any revisions to the business plan. JELD-WEN and its executive teams have experience in operating a wide range of enterprises.

     The Plan Proponents expect the cash on hand on the Effective Date (including proceeds from the JELD-WEN equity infusion and the post-confirmation loan facilities) will be sufficient to pay (i) outstanding administrative and priority claims, (ii) fund the initial 17 cent distribution to Allowed Unsecured Claims as of that date, (iii) fund the initial 23 cent distribution to allowed convenience class claims as of that date and (iv) Reclamation Claims. Remaining cash, plus future cash flow and availability under the post-confirmation loan facilities, are expected to be sufficient to fund operations as contemplated by the business plan attached as Exhibit III hereto and pay remaining Claims under the Plan.

     To avoid further administrative cost from operating in Chapter 11 and gain the business and other benefits of operating as a reorganized company outside Chapter 11, the Plan Proponents believe a swift emergence from Chapter 11 under the Plan is necessary, and confirmation by December 8, 1997 is a material condition precedent to JELD-WEN's willingness to support the Plan and perform its obligations thereunder. Claims processing will not be completed as of the expected confirmation date and thus the Plan contemplates that the Plan Proponents and the Creditors' Committee will review the results of Claims processing and open Claims as of the confirmation hearing and, if necessary, make adjustments to payouts to unsecured and convenience class Creditors if it appears likely that the $46.2 million Unsecured Claims cap will be exceeded. It is possible that the determination made as of Confirmation will be wrong and that more Claims will ultimately be Allowed than expected at Confirmation. In the event that Allowed Claims materially exceed the estimate, the value of the equity in the Reorganized Company could materially decline and there could be an adverse impact on the Cash and overall position of the business.

     After confirmation, the Reorganized Company will be a private company, as discussed further in Section VIII below. The Plan Proponents make no representations or predictions about the value of the shares, either at confirmation and thereafter, to be received by the Class 8 Creditors under the Plan. The value of those shares will be affected by the future performance of the business and could suffer if the Reorganized Company fails to achieve its business plan results or due to other risks discussed further in Section VIII below. As discussed in Section VII below, if the NOL is reduced, eliminated or otherwise unavailable, the value of the equity and the cash flow position of the Debtors would also be severely impacted.

     3. Best Interests Test

     With respect to each impaired Class, confirmation of the Plan requires that each holder of an Allowed Claim or Allowed Interest in such class either (a) accepts the Plan or (b) receives or retains under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. Under the Debtor's liquidation analysis attached as Exhibit II hereto, the projected payout for unsecured creditors in a Chapter 7 case is zero. See Section IX, "Alternatives to Confirmation and Consummation of the Plan," and the liquidation analysis attached as Exhibit II hereto for a further discussion of why the Plan Proponents believe that this test is met.

     4. Confirmation Without Acceptance By All Impaired Classes

     The Code provides that, so long as at least one impaired Class of the Debtors (other than insiders) accepts the Plan, the Debtors can nevertheless seek confirmation of the Plan. To obtain such confirmation, the Debtors must demonstrate to the Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to these and any other dissenting Classes. The "unfair discrimination" test requires, among other things, that the Plan recognize the relative priorities among Creditors and Interestholders.

     The Code establishes different "fair and equitable" tests for secured Creditors, unsecured Creditors and Interestholders. The respective tests are as follows:

     (a) Secured Creditors

     Either (i) each impaired secured Creditor of the rejecting Class (a) retains its liens in the collateral securing such Creditor's Claim or in the proceeds thereof to the extent of the allowed amount of the Secured Claim and
(b) receives deferred cash payments in at least the allowed amount of such Secured Claim with a present value at the Effective Date at least equal to such Creditor's interest in its collateral or in the proceeds thereof or (ii) the plan provides each impaired secured Creditor with the "indubitable equivalent" of its Secured Claim.

     (b) Unsecured Creditors

     Either (i) each impaired unsecured Creditor of the rejecting Class receives or retains under the Plan property of a value equal to the amount of its Allowed Claim or (ii) the holders of Claims and Interests that are junior to the Claims of the dissenting Class do not receive or retain any property under the Plan.

     (c) Interestholders

     Either (i) each Interestholder of the rejecting Class receives or retains under the Plan property of a value equal to the greater of (a) the fixed liquidation preference or redemption prices, if any, of the interest it holds or
(b) the value of such Interest or (ii) the holders of interests that are junior to such Interest do not receive or retain any property under the Plan.

     The Debtors believe that the Plan can meet the applicable tests described above, even though it may be rejected by the holders of one or more Classes of Claims and Interests.

     The Bankruptcy Code provides for confirmation of a plan even if the plan is not accepted by all impaired classes as long as at least one impaired Class of Claims has accepted it and the other non-voting requirements of a confirmation are met. These "cramdown" provisions for confirmation of a plan, despite the nonacceptance of one or more impaired Classes of Claims or Interests, are set forth in Code Section 1129(b).

                  VII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of certain of the significant federal income tax consequences of the Plan to the Debtors, Creditors and Interestholders. The tax consequences to Creditors and Interestholders may vary based on the individual circumstances of each Creditor and Interestholder. No ruling has been obtained from the Internal Revenue Service with respect to any of the tax aspects of the Plan and no opinion of counsel has been obtained by the Debtors with respect thereto. Accordingly, each Creditor and Interestholder should consult its own tax adviser regarding the federal, state and local tax consequences of the Plan.

     A. To the Reorganized Company

     The Debtors currently project that they will have net operating loss ("NOL") carryovers of approximately $300 million after confirmation of the Plan after reduction for cancellation of indebtedness income. Subject to the limitations and risks discussed below, the Reorganized Company should succeed to the Debtors' NOL tax attributes.

     A corporation's tax attributes, including NOL carryovers, may be preserved notwithstanding the transfer of all or part of its stock to new shareholders.
Section 382 of the Internal Revenue Code imposes special rules on the ability of a corporation to continue to use its NOL's if its stock ownership has changed. In general, an "ownership change" under Section 382 of the Internal Revenue Code occurs if the percentage of the stock that is owned by shareholders who hold five percent or more of the stock of the corporation is increased by more than fifty percentage points over the lowest percentage of stock of the corporation owned by such shareholders during a testing period which is usually three years prior to the date on which the ownership change occurs. The change in stock ownership can occur through a variety of ways such as an outright purchase or through a reorganization. Once an ownership change occurs, Section 382 does not impair the NOL carryover itself, but it does restrict the amount of income which may be offset by NOL carryovers occurring prior to the ownership change. This annual limitation on the ability to utilize the NOL carryover is calculated by multiplying the value of the corporation by the "long-term tax exempt rate." This rate is determined monthly by the Internal Revenue Service. Recently, the rate has generally been about 5.45 percent.

     Confirmation of the Plan will cause a change of ownership of the Debtors for federal income tax purposes. Such a change in ownership, however, should not subject the Debtors' NOL carryforward to the annual limitation described above because the Debtors believe they would qualify for a special bankruptcy exception to the general rule of Section 382. This special bankruptcy exception is set forth in Section 382(1)(5) of the Internal Revenue Code. Subject to the reduction described below, if Section 382(1)(5) applies, the NOL carryovers will be fully deductible against post-reorganization income of the Reorganized Company. Section 382(1)(5) requires that: (i) the Debtors be (immediately before the ownership change) under the jurisdiction of a court in a Title 11 or similar case, and (ii) the shareholders and creditors of the Debtors (determined immediately before such ownership change) own at least 50 percent (both in voting and in value) of the Reorganized Company's stock immediately after the ownership change as a result of being shareholders and creditors immediately before the ownership change. Stock acquired by a new shareholder, such as JELD-WEN, is not counted toward the 50 percent ownership requirement. Stock transferred to a creditor under the Plan may be counted toward the 50 percent ownership requirement if the exchanged debt: (i) was held by the exchanging creditor at least eighteen months before the bankruptcy filing, or (ii) arose in the ordinary course of the debtor's business and is held by the person who originally had the beneficial interest in the debt. The Debtors believe that creditors meeting the above requirements will own 50 percent of the Reorganized Company's stock immediately after the ownership change. There can be no assurance, however, that the test will be met until the issuance of stock is actually completed.

     As noted above, NOL carryovers are subject to a reduction notwithstanding the special rule of Section 382(1)(5). The NOL carryovers will be reduced by the amount of any interest on indebtedness that was converted to stock in the proceeding and paid or accrued during the three taxable years preceding the taxable year in which the ownership change occurs on or prior to the change date. It is not anticipated that any of the debt converted to stock under the Plan will be interest-bearing debt and, accordingly, there should be no reduction of NOL carryovers by reason of such factor.

     After an ownership change that qualifies for the bankruptcy exception, a second ownership change during the following two-year period may result in elimination of the NOL carryovers that arose before the first ownership change.

     The availability of the NOL to substantially reduce future income tax liability is an important element of the business plan and if the NOL tax attributes were not available or reduced due to the risks set forth above, the Reorganized Company and the value of the equity in the Reorganized Company would be adversely affected.

     B. To Creditors and Interestholders

     As a result of the discharge of indebtedness under the Plan, claimants will realize deductible losses in the amount of their cost basis of Claim or Interest (less any distributions received under the Plan) which are extinguished under the Plan. In the case of claimants other than Classes 9A, 9B and 9C Interestholders, to the extent such loss arises from the claimant's trade or business, the loss will constitute a business bad debt which can be deducted as an ordinary deduction from gross income. If the debt is evidenced by a bond, debenture, note or other evidence of indebtedness with interest coupons or in registered form, the loss from the worthlessness of such debt may be subject to capital loss limitations, except if the claimant holding such security is a bank, a financial institution described in Section 591 of the Internal Revenue Code or a small business investment company, the loss with respect to such security may be claimed as an ordinary loss. In the case of an Interestholder, such a loss will be a capital loss, assuming that the stock held by such claimant is a capital asset in the hands of such a claimant.

              VIII. CERTAIN SECURITIES LAW AND OTHER CONSIDERATIONS

     The issuance and transfer of New Common Stock of the Reorganized Company raises several legal issues under the Bankruptcy Code and securities laws, which are discussed in this section.

     EACH   RECIPIENT  OF  NEW  COMMON  STOCK  SHOULD   SATISFY  ITSELF  THROUGH
CONSULTATION WITH ITS OWN LEGAL ADVISERS AS TO WHETHER OR NOT TRANSACTIONS IN NEW COMMON STOCK ARE LAWFUL UNDER FEDERAL AND STATE SECURITIES LAWS.

     THE DEBTORS HAVE NOT RECEIVED ADVICE OR OTHER ACTION FROM THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION WITH RESPECT TO ANY MATTER DISCUSSED HEREIN.

     THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

     A. Initial Issuance of New Common Stock

     Section 1145 of the Bankruptcy Code provides that the securities registration requirements of federal, state and local laws do not apply to the offer or sale of stock, warrants or other securities issued by a debtor (or its successor) if (i) the offer or sale occurs under a plan of reorganization and
(ii) the securities are transferred in exchange (or principally in exchange) for a claim against or interest in a debtor. Accordingly, under Section 1145 of the Bankruptcy Code, the issuance of New Common Stock to the holders of Class 8 Claims pursuant to the Plan is exempt from registration under the securities laws.

     B. Transfer of Plan Securities

     Any person other than the Debtors who is not an "underwriter" under Section 1145 of the Bankruptcy Code or a "dealer" under the Securities Act of 1933, as amended (the "1933 Act"), and who transfers New Common Stock received under the Plan need not comply with the registration requirements of the 1933 Act or under the state "blue sky" laws.

     The term "underwriter," as used in Section 1145 of the Bankruptcy Code, includes four categories of persons, which are referred to in this Disclosure Statement as "Controlling Persons," "Accumulators," "Distributors" and "Syndicators." Dealers and the four types of underwriters are discussed below. EACH PARTY RECEIVING NEW COMMON STOCK PURSUANT TO THE PLAN IS URGED TO CONSULT ITS OWN LEGAL ADVISORS TO DETERMINE WHETHER SUCH PARTY MAY BE DEEMED A DEALER OR UNDERWRITER UNDER THESE DEFINITIONS.

     1. Controlling Persons

     "Controlling Persons" are persons who, after the Effective Date, have the ability, whether direct or indirect and whether formal or informal, to control the management and policies of the Reorganized Company. Whether a person has such power depends on a number of factors, including the person's equity in the Reorganized Company relative to other equity holders, and whether the person, acting alone or in concert with others, has a contractual or other relationship giving that person power over management policies and decisions. Controlling Persons are permitted to sell or otherwise dispose of New Common Stock only by complying with the registration requirements of the 1933 Act and state "blue sky" laws, or an exemption therefrom.

     Directors, executive officers and beneficial owners of 10% or more of the outstanding stock of any issuer may be presumed to be controlling persons of that issuer and thus an underwriter for purposes of Section 1145 of the Bankruptcy Code.

     2. Accumulators and Distributors

     "Accumulators" are persons who purchase a claim against or interest in the Debtors with a view to distribution of any New Common Stock to be received under the Plan in exchange for such claims or interest. "Distributors" are persons who offer to sell New Common Stock for the holders of those securities.

     3. Syndicators

     "Syndicators" are persons who offer to buy New Common Stock from the holders with a view to distribution, under an agreement made in connection with the Plan, with consummation of the Plan or with the offer or sale of securities under the Plan. The Debtors are not aware of any arrangements for the resale of New Common Stock which would make any person a Syndicator.

     4. Dealers

     "Dealers" are persons who engage either for all or part of their time, directly or indirectly, as agent, broker, or principal, in the business of offering, buying, selling, or otherwise dealing or trading in securities.
Section 4(3) of the 1933 Act exempts transactions in New Common Stock by dealers taking place more than 40 days after the Effective Date. Within the 40-day period after the Effective Date, transactions by dealers who are stockbrokers are exempt from the 1933 Act pursuant to Section 1145(a)(4) of the Bankruptcy Code, as long as the stockbrokers deliver a copy of this Disclosure Statement (and supplements hereto, if any, as ordered by the Court) at or before the time of delivery of New Common Stock to their customers. This requirement specifically applies to trading and other after-market transactions in such securities.

     C. Absence of Market for New Common Stock

     Pursuant to the Plan, JELD-WEN will receive 50% of the New Common Stock on account of its $8.25 million equity infusion. In addition, certain JELD-WEN affiliates will receive approximately 1-2% of New Common Stock on account of their Class 8 Unsecured Claims. Accordingly, JELD-WEN and its affiliates will own greater than 50% of New Common Stock.

     JELD-WEN's stated intention is that the Reorganized Company, upon confirmation, will not be subject to the registration and reporting requirements of the Securities Exchange Act of 1934 (the "1934 Act"). Accordingly, the Plan provides that the $25,000 threshold for Class 7 Convenience Claims (which do not receive any New Common Stock under the Plan) may be adjusted upward to assure that there will be less than 300 creditors (including JELD-WEN and its affiliates) outside of the Convenience Class who will receive New Common Stock.

     It is therefore contemplated that the New Common Stock will not be registered under the 1933 Act or 1934 Act until such time, if ever, that such registration is required under the Registration Rights Agreement attached to the Plan as Exhibit D and discussed in Section V of this Disclosure Statement. Absent such registration, the Reorganized Company, unlike Grossman's prior to the Effective Date, will not file 1934 Act reports (such as Forms 10-K, 10-Q and 8-K) with the Securities and Exchange Commission. In addition, New Common Stock (unlike Old Common Stock which was quoted on the Nasdaq National Market until its delisting following the commencement of these Cases) will not be listed on any national securities exchange or quoted on the Nasdaq Stock Market. The Plan Proponents note that the value of the New Common Stock may be adversely affected by (i) the absence of publicly available information regarding the Reorganized Company and (ii) the absence of a securities exchange or stock market on which to trade New Common Stock.

                        IX. ALTERNATIVES TO CONFIRMATION
                          AND CONSUMMATION OF THE PLAN

     If the Plan is not confirmed or consummated, the alternatives include, in addition to dismissal of the Cases, (a) liquidation of the Debtors under Chapter 7 of the Code or (b) an alternative plan.

     If no plan can be confirmed or the Court determines other cause exists for conversion, the Chapter 11 Cases may be converted to cases under Chapter 7 of the Bankruptcy Code. In Chapter 7, a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to Creditors in accordance with priorities established by the Bankruptcy Code.

     The Debtors believe that liquidation under Chapter 7 would result in no aggregate distributions to unsecured creditors (in contrast to the substantial cash distributions at confirmation under the Plan) due to primarily the following: (a) the fact that the Debtors' assets would be valued at liquidation as opposed to going concern values, (b) depressed asset values associated with a Chapter 7 disposition of assets; (c) additional administrative expenses involved in the appointment of a trustee, attorneys and other professionals to assist such trustee and their need to extensively study these Cases in order to fulfill their fiduciary duties; and (d) delays while a Chapter 7 Trustee employs professionals to analyze issues and research the background of the Debtors, their assets and liabilities and the recovery analysis. Indeed, the Debtors' liquidation analysis concludes that no distribution would be made to unsecured creditors under a Chapter 7 liquidation. A copy of the liquidation analysis is attached hereto as Exhibit II.

     If the Debtor's exclusive period to file a plan and solicit acceptances of a plan has expired pursuant to Section 1121 of the Bankruptcy Code, other parties could propose their own plans for the Debtors. By virtue of the timely filing of the Plan and this Disclosure Statement, that Debtors' current exclusive right to file a plan continues through December 3, 1997 and their current exclusive right to solicit ballots continues through February 2, 1998, without prejudice to the Debtors' right to seek a further extension of their right to solicit acceptance of the Plan. The Debtors have consented to JELD-WEN being a co-Plan Proponent due to JELD-WEN's leading role in post-confirmation management and its financial commitments to the Reorganized Company set forth above.

     The Plan Proponents believe that confirmation and implementation of the Plan are preferable to either of the above-described alternatives and recommends that all Creditors vote in favor of the Plan.

                             X. VOTING INSTRUCTIONS

     A. Classes Entitled to Vote

     Classes 2A, 4, 5, 6, 7 and 8 are impaired and may receive or retain property pursuant to the Plan; therefore, all Persons holding Claims in those Classes are entitled to vote to accept or reject the Plan provided that either:
(a) the Claim has been scheduled by the Debtors and such Claim is not scheduled as disputed, contingent or unliquidated, as set forth in the Debtors' most current schedules; or (b) the claimant has timely filed a proof of Claim and the Debtors have not filed an objection to such Claim. IF THE DEBTORS HAVE FILED AN OBJECTION TO A CLAIM, THEN THE HOLDER OF SUCH CLAIM MAY NOT VOTE ON THE PLAN UNLESS THE CLAIMANT HAS OBTAINED AN ORDER FROM THE COURT UPON NOTICE AND HEARING ALLOWING SUCH CLAIM FOR VOTING PURPOSES.

     B. Classes Not Entitled to Vote

     Classes 1, 2B and 3 are unimpaired and, therefore, the holders of Claims in such Classes are conclusively presumed pursuant to Code Section 1126(f) to have accepted the Plan. Classes 9A, 9B and 9C are impaired and do not receive or retain any property under the Plan and, therefore, are conclusively presumed to reject the Plan under Code Section 1126(g).

     C. Ballots

     Separate ballots are used for each Class of Claims. In addition, separate preaddressed return envelopes are supplied for voting. Creditors should take care to use the proper pre-addressed envelope to ensure that Ballots are returned to the proper address.

     D. Voting Multiple Claims and Interests

     ANY PERSON WHO HOLDS CLAIMS IN MORE THAN ONE CLASS IS REQUIRED TO VOTE SEPARATELY WITH RESPECT TO EACH CLASS IN WHICH SUCH PERSON HOLDS CLAIMS. PLEASE USE A SEPARATE BALLOT OR THE APPROPRIATE FORM TO VOTE EACH SUCH CLASS OF CLAIM. IF, HOWEVER, A CREDITOR CASTS MORE THAN ONE BALLOT VOTING THE SAME CLAIM PRIOR TO THE VOTING DEADLINE, ONLY THE LAST BALLOT RECEIVED SHALL BE COUNTED.

     E. Incomplete Ballots

     ANY BALLOT RECEIVED WHICH DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

     F. Expiration Date

     THE SOLICITATION PURSUANT TO THIS DISCLOSURE STATEMENT WILL EXPIRE ON DECEMBER 3, 1997. TO BE COUNTED, YOUR BALLOTS MUST BE RECEIVED BY 4:00 P.M. E.T. ON DECEMBER 3, 1997. THE PLAN PROPONENTS RESERVE THE RIGHT TO EXTEND THIS SOLICITATION FOR SUCH PERIOD OR PERIODS AS THEY MAY DETERMINE UPON APPROVAL BY THE COURT. THE PLAN PROPONENTS WILL PROVIDE SUCH NOTICE AS REQUIRED BY APPLICABLE LAW AND/OR AN ORDER OF THE COURT.

                                   CONCLUSION

     The Debtors and JELD-WEN believe that acceptance of the Plan is in the best interest of each and every Class of Creditors and recommend that you vote to accept the Plan.

                            GROSSMAN'S INC.
                            GRS HOLDING COMPANY, INC.
                            GRS REALTY COMPANY, INC.

                      By:   \s\  Thomas E. Arnold, Jr.
                            -----------------------------
                            Thomas E. Arnold, Jr.
                            President
Fruman Jacobson, Esq.
John Collen, Esq.
Robert E. Richards, Esq.
Thomas A. Labuda, Esq.
SONNENSCHEIN NATH & ROSENTHAL
8000 Sears Tower
Chicago, Illinois  60606

Laura Davis Jones, Esq.
Victoria Watson Counihan, Esq.
YOUNG,  CONAWAY,  STARGATT & TAYLOR
Rodney Square North,  11th Floor Wilmington,
Delaware 19899

CO-COUNSEL TO DEBTORS AND DEBTORS IN POSSESSION

                                       JELD-WEN, inc.

                              By:      \s\  Richard Wendt
                                       Richard Wendt
                                       President


Jack Cullen, Esq.
FOSTER PEPPER SHEFELMAN, P.L.L.C.
1111 Third Avenue
Suite 3400
Seattle, Washington  98101-3299

Francis Monaco, Esq.
WALSH & MONZACK
1201 N. Orange Street
400 Commerce Center
Wilmington, Delaware  19801

CO-COUNSEL TO JELD-WEN, INC.

Dated:  October 29, 1997

     (1) The Debtors have also agreed to sell a 10th parcel of property (Warrensville Heights, Ohio) for approximately $2,100,000; this sale, however, is not expected to close until the end of December 1997 or later.

     (2)  The  Plan  provides  for   post-confirmation   bar  dates  for  unpaid
administrative expense claims and for rejection damage claims for certain executory contracts and unexpired leases rejected at or following confirmation.

     (3) Section 382(l)(5)(E) of the Internal Revenue Code describes debt held by "qualified creditors" as follows:

     (E) Only certain stock taken into account.  -- For purposes of subparagraph
(A)(ii), stock transferred to a creditor shall be taken into account only to the extent such stock is transferred in satisfaction of indebtedness and only if such indebtedness --

     (i) was held by the creditor at least 18 months before the date of the filing of the title 11 or similar case, or

     (ii) arose in the ordinary course of the trade or business of the old loss corporation and is held by the person who at all times held the beneficial interest in such indebtedness.

     26 U.S.C. Section 382(l)(5)(E). Treasury Regulations 1.382-9(d)(2)(iv) provides examples of ordinary course debt. For further information on ' 382 of the Internal Revenue Code and other tax aspects of the Plan, see Section VII of this Disclosure Statement.

EXHIBIT I (see above Exhibit 2 to this Current Report on Form 8-K)

EXHIBIT II


                                 Grossman's Inc.
                              Liquidation Analysis

             The Debtors have prepared this liquidation analysis (the "Liquidation Analysis") to help holders of Claims decide whether to accept or reject the Plan. The Liquidation Analysis indicates the values which may be obtained by Classes of Claims if all of the assets of the Debtors are sold, pursuant to a Chapter 7 liquidation, as an alternative to continued operation of the business and payments under a plan of reorganization. The Liquidation Analysis is based on the assumptions discussed below. All capitalized terms not defined in this exhibit have the same meanings ascribed to them in the Disclosure Statement to which this exhibit is attached.


I.           STATEMENT OF ASSETS
             ($ in thousands)

                                                                                                                    Estimated
                                                                                12/1/97                            Liquidation
                                                                               Projected              %               Value
                                                              Note           Net Book Value        Recovery        (Unaudited)
                                                             -------        -----------------     -----------    ----------------

             Cash                                              1                       $2,000          100.0%          $2,000
             Inventory, at cost                                2                       56,418          80.0%
                                                                                                                       45,134
             Accounts Receivable                               3                        7,476          65.0%
                                                                                                                        4,859
             Net Property & Equipment                          4                       26,104          50.0%
                                                                                                                       13,052
             Other Assets                                      5                       14,236           5.0%              712

             Net Operating Loss Carryforward                   6                            0           0.0%                -
                                                                                   -----------     ----------          ---------
             Total Assets                                                            $106,234          61.9%            65,758
                                                                                   ===========

             Interest Income/Expense                           7                                                             0

             Costs Associated with Liquidation:                8

               Store Operations - GOB Sales                                                                            (11,420)

               Wind-Down Expenses                                                                                       (4,655)

               Severance Costs                                                                                          (2,000)

               Professional Fees                                                                                        (2,550)

                                                                                                                      -----------
             Net Estimated Liquidation Proceeds Available for Distribution                                             $45,133
                                                                                                                      ===========


II. ALLOCATION OF NET ESTIMATED LIQUIDATION PROCEEDS TO SECURED, ADMINISTRATIVE, PRIORITY AND UNSECURED CLAIMANTS

                                                                                                                    Estimated
                                                                               Estimated                           Liquidation
                                                                               Allowable              %               Value
                                                                                 Claims            Recovery        (Unaudited)
                                                                            -----------------     -----------    ----------------

             Net Estimated Liquidation Proceeds Available for Distribution                                            $45,133

             Secured Claims:
                         DIP Revolver                                            38,924            100%                38,924
                         DIP - L.C.'s                                             3,560            100%                 3,560
                         Capital Leases                                             575            100%                   575
                         Congress Termination Claim                               1,000            100%                 1,000

             Other Administrative Claims:
                         Accounts Payable                                         5,000             14%                   684
                         Accrued Expenses                                         1,750             14%                   239
                         Reclamation Claim                                        1,100             14%                   150
                         Purchase Order Cancellation Claim                            0             N/A                    0

                                                                                                                       -------

             Net Estimated Liquidation Proceeds/(Deficit)
             Available for Distribution to Unsecured Creditors                                                         $   0
                                                                                                                       =======

             Total Net Estimated Liquidation Proceeds Allocated to Unsecured Claims                 0.0%              $    0
                                                                                                                       =======

                                Grossman's Inc.

                        Notes to the Liquidation Analysis

     The Liquidation Analysis reflects the Debtors estimates of the proceeds that would be realized if the Debtors were to be liquidated in accordance with Chapter 7 of the Bankruptcy Code. The Liquidation Analysis is based on the Debtors projected assets as of December 1, 1997 and has been prepared on a substantive consolidated basis. Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and its management, and upon assumptions with respect to liquidation decisions which could be subject to change. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

     The Liquidation Analysis assumes a liquidation period of approximately eighteen months, broken down into two phases.

     Phase I would entail a 2-month period in which proceeds from the sale of inventory disposed in a going out of business sale conducted by a liquidator (the "GOB Program") would be realized for all stores. Upon completion of the GOB Program, stores and warehouses would be broom swept and vacated, their operations would be shut down and most employees in these areas would be terminated. This process is estimated to take approximately two months at a full level of store related expenses.

     Phase II would entail the next 16-month period during which other assets would be sold, collected or otherwise monetized. Certain headquarters' personnel would be retained as necessary to support the completion of an orderly liquidation. Phase II would also include the completion of the claims reconciliation process and potential payment to creditors.

     Proceeds from the sale of assets have been reflected in the Liquidation Analysis before netting any costs associated with disposing of those assets. All costs associated with the liquidation are reflected in the "Costs Associated with Liquidation".

     The following notes describe the significant assumptions that are reflected in the Liquidation Analysis.

1.    Cash

     The Liquidation Analysis assumes that operations during the liquidation would not generate additional cash available for distribution except for net proceeds generated by liquidation non-cash assets.

2.    Inventory

     Inventory on hand is assumed to be sold in the GOB Program. The Liquidation Analysis assumes that the Debtors would sell all of their inventory to a liquidator and realize 80% of cost value. This estimate represents gross proceeds and is consistent with industry recovery rates and with the Company's prior experience in liquidating certain stores. Operating expenses incurred during the GOB Program and not picked up by the liquidator are reflected in "Costs Associated with Liquidation" (see note 8).

     Included as inventory in the analysis is prepaid inventory. For this analysis, it is assumed such inventory will be delivered into the stores during the liquidation period and sold during GOB sales.

3.    Accounts Receivable

     Accounts Receivable includes, customer accounts receivables (net of reserve), charge card receivables and other third party receivables. The recovery of receivables is based on the Debtors management's estimate of collection, given such factors as the aging of the receivables, the time and effort necessary to make inquiries and the potential uncollectible accounts.

     Personnel and other operating costs incurred during the disposition period are reflected in "Costs Associated with Liquidation" (see note 8).

4.    Net Property and Equipment

     Property and equipment includes owned land, store and warehouse buildings, and furniture, fixtures and equipment at the stores, warehouses and headquarters. Values for all property and equipment are based on the Debtors managements' review of appraisals for owned land and buildings and its own estimates based on market conditions and the estimated effect of liquidation these properties and equipment in a relatively short period of time.

     The estimate shown represents gross proceeds. Costs associated with the sale of property and equipment are reflected in "Costs Associated with Liquidation" (see note 8).

5.    Other Assets

     Other assets include pension assets, tool rental equipment, prepaid insurance premiums and other miscellaneous items. Although the Debtors' pension liability is funded above the minimum funding requirements and is therefore shown as a net asset on the balance sheet, upon termination, the current asset level would be insufficient to fulfill all of the estimated future pension obligations and would therefore result in an additional liability, which Debtors management has estimated based on discussions with its actuaries as well as the PBGC. Proceeds assumed to be received in the liquidation of tool rental equipment is based on the Debtors previous experience with store closings.

     Personnel and other operating costs incurred during the disposition period are reflected in "Costs Associated with Liquidation" (see note 8).

6.    Net Operating Loss Carryforward ("NOL")

     This Liquidation Analysis assumes that any potential benefit of the NOL is lost as a result of the liquidation.

7.    Interest Income/Expense

     The effects of interest income and expense has been intentionally omitted from the Liquidation Analysis as all proceeds from the liquidation would immediately be used to pay down the DIP revolver.

8.    Costs Associated with Liquidation

     These expenses represent the costs associated with operating the stores and warehouses during the GOB Program, payroll and operating costs associated with various corporate functions, payroll costs associated with the termination of the positions of all employees including severance, vacation, bonus payments and payroll taxes and Chapter 7 professional fees incurred, including those associated with the fees of a Chapter 7 trustee in accordance with section 326 of the Bankruptcy Code.

     Store and warehouse operating costs assumed to be incurred during the GOB Program include rent, insurance, utilities, cleanup costs, real estate and property taxes, transportation costs, employee benefits and other miscellaneous costs. The Liquidation Analysis assumes that the liquidator would incur the payroll costs associated with store personnel during the GOB Program.

     The Liquidation Analysis assumes that essentially all the Debtors employees would be terminated between December 1, 1997 and May 1, 1999 and that these employees would be entitled to severance, bonus and accrued vacation in accordance with programs currently in place.

     Corporate payroll and operating costs during liquidation are based on the assumption that certain corporate functions would operate at near full strength during the GOB Program and would phase out as their duties are completed. Other functions would be eliminated or substantially downsized immediately upon liquidation.

     Professional fees are estimated based upon historical experience in similar cases and applicable provisions of the Bankruptcy Code.

EXHIBIT III

                             GROSSMAN'S INC. et. al.
                         PROJECTED FINANCIAL INFORMATION

Introduction

     This projected financial information was prepared to show the estimated consolidated financial positions, results of operations, cash flows, and capitalization of Reorganized Grossman's Inc. following December 1, 1997, which is assumed to be the Effective Date of these projections. The Projections are based on the assumptions discussed below and should be read in conjunction with the Disclosure Statement.

     All capitalized terms not defined in this exhibit have the same meanings ascribed to them in the Disclosure Statement to which this exhibit is attached.

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS ("AICPA"), THE FINANCIAL ACCOUNTING STANDARDS BOARD ("FASB") OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION ("SEC"). FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED OR REVIEWED BY THE DEBTORS' INDEPENDENT ACCOUNTANTS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ESTIMATES AND ASSUMPTIONS, WHICH, ALTHOUGH DEVELOPED AND CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF REORGANIZED GROSSMAN'S INC. AND ITS MANAGEMENT. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A
REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON, AS TO THE ACCURACY OF THE PROJECTIONS OR THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THESE PROJECTIONS.

     The Projections included herein are:

     1. Pro Forma Consolidated Balance Sheet of Reorganized Grossman's Inc. of November 30, 1997, based on the historical consolidated balance sheet as of December 31, 1997, updated to reflect the effect of projected activity up to the Effective Date (assumed to be December 1, 1997), and reflecting the projected accounting effects of the Plan's consummation and of "fresh start" accounting as promulgated by the AICPA Statement of Position 90-7 entitled "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7").

     2. Projected Consolidated Balance Sheets of Reorganized Grossman's as of December 31, 1997 through 2001.

     3. Projected Consolidated Statements of Operations of Reorganized Grossman's for the preconfirmation 49 week period ending November 30, 1997, including adjustments, the 4 week period ending December 31, 1997 and for each of the five consecutive fiscal years in the period ending December 31, 2002.

     4. Projected Consolidated Statements of Cash Flows of Reorganized Grossman's for the preconfirmation 49 week period ending November 30, 1997, including confirmation adjustments, the 4 week period ending December 31, 1997 and for each of the five fiscal years in the period ending December 31, 2002.

     The Projections have been prepared on the basis of generally accepted accounting principles consistent with those currently utilized by the Debtors in the preparation of its historical consolidated financial statements except as noted in the accompanying assumptions. The Projections should be read in conjunction with the significant assumptions, qualifications and notes set forth below and with the consolidated financial statements for the fiscal year ended December 31, 1996 included in the Annual Form 10-K as filed with the Securities and Exchange Commission.

     The Projections present management's estimate of the expected consolidated financial position, results of operations, cash flows, and capitalization of Reorganized Grossman's. Accordingly, the Projections reflect management's judgment, as of the date of this Disclosure Statement, of expected future operating and business conditions which are subject to change. All estimates and assumptions shown within the Projections were developed by management in consultation with JELD-WEN, inc. The assumptions disclosed herein are those management believes are significant to the Projections. There will be differences between projected and actual results because events and circumstances frequently do not occur as expected.

     The Projections reflect the effect of the consumption of the Plan and adjustments of "fresh start" accounting. The Projections are based on a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies, some of which are beyond the control of Reorganized Grossman's and its management. The Projections are based upon assumptions of future business decisions which are subject to change. Accordingly, there can be no assurance the projected results will be realized and actual results may vary materially from those projected. If actual results are lower than those shown or if the assumptions used in formulating the Projections are not realized, Reorganized Grossman's operating results and cash flows, and hence its ability to perform under the Plan, may be materially and adversely affected.

     The Debtors do not, as a matter of course, publish their business plans and strategies or projections of their anticipated financial position, results of operations or cash flow. Accordingly, Reorganized Grossman's does not intend, and disclaims any obligation to, (a) furnish updated business plans or projections or holders or Claims or Equity Interests, or (b) include such updated information in any documents which may be required to be filed with the Securities and Exchange Commission.

     Management does not intend to revise the Projections solely to reflect circumstances arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events. Management assumes no responsibility to advise recipients of the Projections about any subsequent changes.

Reorganized Grossman's Business

     Reorganized Grossman's will continue to operate 29 Bargain Outlet stores and 15 Contractors' Warehouse stores. The reorganized entity will have over 1,500 employees. Bargain Outlet stores will continue to target the price conscious, do-it-yourself customer who will forego service in exchange for lower price while Contractors' Warehouse caters to the specialized needs of the professional builder.

     Continued strong competition from numerous competitors is assumed and the business will continue to be seasonal in nature, with a significant portion of sales occurring during the summer selling season.

Specific Improvements and New Strategies

     1. The Debtors have redesigned a traffic building marketing program to expose its customers to its fully stocked merchandise assortments.

     2. The Debtors have redesigned and redirected their store catalogs to specifically target the professional groups within their customer base.

     3. The Debtors will continue to monitor store performance and, where appropriate, expand in certain market places.

     4. The Debtors have and will continue to enhance floor coverage in the Contractors' Warehouse division by matching labor hours to peak selling and non-selling periods.

     5. The Debtors have instilled a more motivated sales oriented culture through improved compensation programs.


Significant Assumptions

Consolidation

     These Projections include Reorganized Grossman's and its subsidiaries, all of which are wholly-owned and are being merged into the Reorganized Grossman's at confirmation, on a consolidated basis.

Store Count Assumptions

     These Projections assume no new Contractors' Warehouse store openings and 20 new Bargain Outlet store openings over the next five years. Total company store base will grow from 44 stores in the beginning of the projected period to 64 stores at the end of 2002.

Economic Assumptions

     During the projected period, the Company included a 3.0% inflation rate on certain fixed expenses.

Sales

     The sales growth is based upon the current level of sales productivity in the store base as well as various economic factors expected in the regions of operation. Sales for new stores were added to the base level of sales. The resultant annual same store sales growth rate is expected to be between 3.0% to 6.0% throughout the projected period.

Gross Margin

     The gross margin rates reflect the expected competitive environment within each category. This rate reflects anticipated improvements coming from enhanced merchandising programs, revised pricing methodologies and enhanced sourcing capabilities. These initiatives coupled with the growth in Bargain Outlet will improve gross margin throughout the projection period from 25.0% in 1998 to 26.3% in 2002.

Operating Expenses

     Expense forecasts are projected on a detailed basis at divisional levels. Certain expenses are forecast based upon store-specific relationships and existing expense structures. Store level expenses, such as payroll, occupancy, utilities and certain other costs are projected based upon relationships to projected store weeks of operation and percentage to sales relationships.

     An inflation rate of 3.0%, which was used on many of the expenses, is offset by increasing productivity opportunities from sales increases and other cost cutting initiatives.

Income Taxes

     The projected provisions for income taxes have been calculated in accordance with FASB Statement No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). A combined federal and state income tax rate of 40% has been assumed in calculating the income taxes to be paid for each of the projected years. The provisions for income taxes assume Reorganized Grossman's will have net operating loss "NOL" carryforwards in the amount of approximately $260 million available to offset taxable income for each of the projected years. In considering the effects of the Plan, the provisions for income taxes have been calculated assuming Reorganized Grossman's will elect to reduce its tax basis in depreciable property before reducing its NOL carryforwards for cancellation of indebtedness not excluded by the stock-for-debt exception. See Section VII of the Disclosure Statement - CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     Subsequent utilization of NOL carryforwards and realization of other deferred tax assets recorded upon "fresh - start" will be recorded as an adjustment to additional paid-in capital in accordance with SOP 90-7.

Dividends

     These  Projections   assume  no  dividends  on  the  stock  of  Reorganized
Grossman's are paid during the projected period.

Capital Expenditures

     The Company will invest over $32 million during the projected period of 1998 through 2001 to refurbish and maintain its existing store base, to develop and expand new concepts, and support the specific initiatives set forth in the Company's strategic plan.

Exit Financing

     Reorganized Grossman's will utilize a working capital facility and other financing sources to provide primarily for potential working capital needs and import letter of credit requirements. See Section V of the Disclosure Statement
- The Plan.

     Significant Assumptions for the Pro Forma Consolidated Balance Sheet of Reorganized Grossman's as of December 1, 1997

     1. The confirmation and consummation will be accomplished according to the terms of the Plan as described in the Disclosure Statement to which this exhibit is attached.

     2. "Fresh start" accounting adjustments have been made to reflect the estimated adjustments necessary to adopt "fresh start" reporting in accordance with AICPA SOP 90-7. "Fresh start" reporting requires that the reorganization value of Reorganized Grossman's be allocated to its assets in conformity with Accounting Principles Bulletin ("APB") Opinion No. 16, "Business Combinations," for transactions reported on the basis of the purchase method. Any reorganization value less than the fair value of specific tangible or identified intangible assets is to be allocated back to its non-current tangible assets on a pro rata basis after offsetting the intangible assets. Based on the transaction with JELD-WEN, the terms of which are described in Article 8.1.1, PLAN FUNDING AND DISTRIBUTIONS - Source of Funding for Cash Distributions under the Plan, JELD-WEN is acquiring a 50% equity interest in Reorganized Grossman's for $8.25 million. This transaction therefore assumes the equity of Reorganized Grossman's is $16.5 million. Based on this assumed equity value of $16.5 million, the reorganization value used in preparing the Pro Forma Consolidated Balance Sheet of Reorganized Grossman's is approximately $55 million (assuming approximately $38 million of debt). This assumed equity value, however, does not take into account risk and other factors and is based on restated values in accordance with accounting requirements. Therefore, it cannot be relied upon as a statement of the actual value of the stock of the Reorganized Grossman's. In addition, the allocation of the reorganization value to individual assets and liabilities is subject to change after the Effective Date and could result in material differences to the allocated values estimated in these Projections.

     3. The significant "fresh start" accounting adjustments are summarized as follows:

     Merchandise inventories have been adjusted to reflect estimated fair value. The estimated fair value for the property is preliminary and may be revised after consummation. Changes in estimated fair value will not affect Reorganized Grossman's cash flow projections.

     Land, property and equipment, including property under capital leases, are adjusted based upon the estimated fair value of property. The estimated fair value for the property is preliminary and may be revised after consummation. Changes in estimated fair value will not affect Reorganized Grossman's cash flow projections.

     The fair value of the identifiable assets in excess of the reorganization value ("negative goodwill") is allocated to reduce the fair values of certain non-current assets in accordance with generally accepted accounting principles.

     Deferred income taxes are adjusted for changes in cumulative temporary differences resulting from the plan and the application of "fresh start" accounting.

----------------------------------------------------------------------------------------------------------------------------------
                                                                      GROSSMAN'S INC.
----------------------------------------------------------------------------------------------------------------------------------
                                                           PROJECTED CONSOLIDATED BALANCE SHEETS
                                                                        (unaudited)
----------------------------------------------------------------------------------------------------------------------------------

(Dollars in millions)                           At December 1, 1997
                           ----------------------------------------------------
                                         Adjustments to Record Confirmation
                                          of Plan of Reorganization                               As Reorganized
                                     -------------------------------------           ----------------------------------------------
                           Preconfir-  Debt                              As Adj-                              December 31,
                            mation   Discharge     Fresh Start           usted      1997     1998    1999    2000     2001   2002
-----------------------------------------------------------------------------------------------------------------------------------

Assets
Cash                          $  2.3    ($0.3)                         $ 2.0      $  2.0   $  2.0  $   2.0   $  2.0  $ 7.1 $ 26.0
Inventory                       56.4                                    56.4        54.4     57.0     59.6     60.1   61.6   63.2
Accounts Receivable, net         5.5                                     5.5         5.1      7.4      6.9      7.2    7.6    8.0
PP&E, net                       23.2     (0.1)  (a)   (6.6)             16.5        17.0     13.6     15.0     16.9   17.9   17.8
Other Assets                    18.1     (3.4)  (a)  (11.5)              3.3         3.2      2.7      3.7      4.7    5.7    6.7
                            --------------------------------------------------  --------------------------------------------------
              Total Assets    $105.5    ($3.8)      ($18.1)            $83.7      $ 81.7   $ 82.6   $ 86.1   $ 90.9  $99.9 $121.6
                           ===================================================  ==================================================

Liabilities
Accounts Payable              $  5.0      $0.0                          $5.0       $ 5.0  $ 9.9    $21.7    $23.2   $24.8    $26.4
Accrued Liabilities              1.8                                     1.8         1.8    1.8      2.0      2.0     2.0      2.0
Exit Financing Facility                   28.9  (b)                     28.9        28.0   30.9     16.2      8.3

Real Estate Facility                       8.2  (c)                      8.2         8.2

Secured Line of Credit                     0.5  (d)                      0.5

Line of Credit                                                           0.0
Capital Lease Obligations                   0.6 (e)                      0.6

GDI DIP Facility                34.4      (34.4)(f)                      0.0
Liabilities Subject to
  Compromise                    75.0      (75.0)(e)                      0.0
Other Long Term
Liabilities                                22.3 (e)                     22.3        22.8    22.8    22.8     23.5    24.3     25.4
                           --------------------------------------------------   ---------------------------------------------------
         Total Liabilities     116.1      (49.0)                        67.2        65.7    65.4    62.7     57.0    51.1     53.8


Total Equity                   (10.6)      49.7 (g)   (22.6)            16.5        16.0    17.2    23.4     33.9    48.8     67.8
                           -------------------------------------------------    ---------------------------------------------------
Total Liabilities and
 Equity                       $105.5     $  0.7      ($22.6)           $83.7       $81.7   $82.6   $86.1    $90.9   $99.9   $121.6
                           =================================================    ===================================================

-----------------------------------------------------------------------------------------------------------------------------------
                                 GROSSMAN'S INC.
                 PROJECTED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)
-----------------------------------------------------------------------------------------------------------------------------------

(Dollars in millions)                  Eleven Months Ended December 1, 1997                                 As Reorganized
                                     ---------------------------------------    ---------------------------------------------------
                                                                                  One
                                                                                  Month
                                                                                  Ended
                                     Preconfir- Confirmation      As             December 31,                 December 31,
                                                                                ---------------------------------------------------
                                      mation    Adjustments    Adjusted            1997    1998     1999     2000     2001   2002
-----------------------------------------------------------------------------------------------------------------------------------

Sales
Contractor's Warehouse                  $183.7                    $183.7          $23.0   $253.0   $264.8   $277.2   $290.3  $304.0
Bargain Outlet                            60.2                      60.2            5.1     77.2     89.5    102.7    116.6   131.3
                                       ----------------------------------       ---------------------------------------------------
                         Total Sales     243.9                     243.9           28.0    330.1    354.3    379.9    406.9   435.3
Cost of Goods Sold                      (186.2)                   (186.2)         (21.3)  (247.6)  (264.2)  (282.3)  (301.1) (321.0)
                                       ----------------------------------       ----------------------------------------------------
                        Gross Margin      57.7                      57.7            6.7     82.5     90.0     97.6    105.8   114.3
Other Income                               2.5                       2.5            0.3      4.2      4.7      4.9      5.2     5.4
Store level expenses                     (62.8)                    (62.8)          (5.7)   (68.5)   (72.6)   (76.8)   (81.3)  (85.9)
Corporate & divisional overhead          (13.6)                    (13.6)          (1.1)   (13.0)   (13.5)   (13.9)   (14.3)  (14.8)
                                       ----------------------------------       ----------------------------------------------------
                    Operating profit     (16.2)                    (16.2)           0.2      5.2      8.6     11.8     15.4    19.0
Chapter 11 Expenses                       (4.1)                     (4.1)          (0.3)
Interest                                  (2.9)                     (2.9)          (0.3)    (4.0)    (2.5)    (1.3)    (0.4)     -
                                       ----------------------------------       ----------------------------------------------------
Net Profit before Extraordinary Items    (23.1)                    (23.1)          (0.4)     1.2     6.1     10.5     14.9     19.0
Gain on Debt Discharge                                   35.3       35.3
Fresh Start Adjustments                                 (22.6)     (22.6)
                                     ------------------------------------       ---------------------------------------------------
Net Income before Taxes                  (23.1)          12.7      (10.5)          (0.4)     1.2      6.1     10.5     14.9    19.0
Taxes                                     (0.2)                     (0.2)          (0.0)
                                     ------------------------------------       ---------------------------------------------------
Net Income (Loss)                       ($23.3)         $12.7     ($10.6)         ($0.5)   $ 1.2    $ 6.1   $ 10.5   $ 14.9   $19.0
                                     ====================================       ===================================================

-----------------------------------------------------------------------------------------------------------------------------------
                                                                             GROSSMAN'S INC.
                                                                 PROJECTED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                               (unaudited)
-----------------------------------------------------------------------------------------------------------------------------------

(Dollars in millions)                              Eleven Months Ended December 1, 1997                           As Reorganized
                                                ---------------------------------------                           --------------

                                                                                   One
                                                                                 Month
                                                                                 Ended
                                               Pre-      Confirm-                December 31,                    December 31,
                                               confirm-   ation     As          ---------------------------------------------------
                                               ation       Adj.  Adjusted       1997     1998       1999    2000     2001     2002
-----------------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
     Net Income (loss) ......................   ($ 23.4)          ($ 23.4)    ($0.5)       $1.2      $6.1   $10.5    $14.9   $19.0
          Adjustments to Net Income (loss)
              Depreciation ..................       3.0               3.0       0.3        3.3       3.9      5.0      6.3     7.8
              Fresh start adjustments
              Gain on debt discharge ........               35.3     35.3
                                                -----------------------------------------------------------------------------------
          Net cash flows b/f changes in W/C
          accts .............................     (20.4)             14.9      (0.2)       4.5      10.0     15.5     21.3    26.8

     Changes in working capital accounts
          (Increase)/decrease in A/R ........       3.2               3.2       0.4       (2.3)      0.5     (0.4)    (0.4)    (0.4)
          (Increase)/decrease in Inventory ..       6.1               6.1       2.1       (2.7)     (1.5)    (1.5)    (1.5)    (1.5)
          Increase/(decrease) in Accounts ...       8.1               8.1       0.0        4.9      11.8      1.5      1.6      1.6
          Payable
          Increase/(decrease) in Accrued ....      (0.6)             (0.6)     (1.0)       0.0       0.3      0.0      0.0      0.0
          Liabilities
                                                -----------------------------------------------------------------------------------
              Net changes in working
               capital accounts.............       16.8              16.8       1.4        0.0      11.0     (0.4)    (0.3)    (0.3)
          (Increase)/decrease in Other Assets      (6.0)             (6.0)      0.3        0.0      (1.0)    (1.0)    (1.0)    (1.0)
          Increase/(decrease) in Other L-T ..      (0.1)             (0.1)     (0.0)       0.0       0.0      0.7      0.8      1.1
          Liabilities
                                                ----------------------------------------------------------------------------------
          Net cash flows from/(used by) op ..      (9.7)             25.6       1.5        4.5      20.0     14.8     20.7     26.6
          activities

INVESTING ACTIVITIES
          Sale / (Purchases) of Real Estate .       9.0               9.0                  5.2      0.0      0.0      0.0      0.0
          Capital expenditures ..............      (0.6)             (0.6)                (4.5)    (5.3)    (6.9)    (7.3)    (7.7)
                                                 ----------------------------------------------------------------------------------
          Net cash flows before financing ...      (1.3)             34.0       1.5        5.2     14.7      7.9     13.4     18.8
          activities

FINANCING ACTIVITES
          Net cash flows from financing .....      (6.4)   (35.6)   (41.9)     (0.1)      (8.2)     0.0      0.0      0.0      0.0
          activities
                                                  ---------------------------------------------------------------------------------
          Net cash flows before change in ...      (7.6)              (7.9)     1.5       (3.0)    14.7      7.9     13.4     18.8
          revolver
          Net cashflows from/(used by) ......       8.9                8.9     (1.6)       3.0    (14.7)    (7.9)    (8.3)     0.0
          revolver

NET CASH FLOWS ..............................       1.3     (0.3)      1.0      0.0        0.0      0.0      0.0      5.1     18.8

Opening Cash Balance ........................       1.1                1.1      2.0        2.0      2.0      2.0      2.0      7.1
                                                  ---------------------------------------------------------------------------------
Ending Cash Balance ($2 million min) ........   $   2.3  ($  0.3)  $   2.0    $ 2.0   $   2.0   $   2.0   $  2.0   $  7.1    $26.0
                                                  ================================================================================


Footnotes to Grossman's Inc.
Projected Consolidated Balance Sheets



     (a) Property, plant and equipment includes sale of real estate contemplated after completion of the 1997 budget.

     (b) The exit financing facility represents the outstanding amount of the exit financing facility needed to complete the transaction. (See ARTICLE 9, "Exit Financing Facility")

     (c) The real estate facility represents the real estate facility net of the proceeds from the sale of real estate. (See ARTICLE 9, "Real Estate Facility")

     (d) The secured line of credit represents borrowing under the secured line of credit described in ARTICLE 8, "Source of Funding for Cash Distributions under the Plan."

     (e) Liabilities subject to compromise is converted into cash, payouts, stock and other long-term liabilities outlined in ARTICLE 8.

     (f) All obligations under the GDI DIP facility are satisfied by the exit financing facility.

     (g) Equity represents the net effect of items in (e), (a) and an $8.25 million cash infusion described in ARTICLE 8, "Source of Funding for Cash
Distributions under the Plan."



EXHIBIT IV (Previously filed with the Securities and Exchange Commission under
            File No. 001-00542)


EXHIBIT V

                                    JELD-WEN
                   Manufacturer of Superior Building Products:
                           Windows o Doors o Millwork



     Don  Scheffler  is  Vice  President  of  JELD-WEN,  inc.  and is  currently
responsible  for  its  Distribution  Operations,   its  Paxton  Hardwood  Lumber
Distribution Operations,  and its Canadian Window Manufacturing  Operations.  He
has been with JELD-WEN since 1973. He graduated from Hocking Jr. College, with a degree in Business in 1971.









        3250 Lakeport Blvd., Klamath Falls, OR 97601-1099oP.O. Box 1329,
                        Klamath Falls, OR 97601-0268oUSA
             Telephone 541-882-3451oAdministration Fax 541-885-7454



     The Company filed a Voluntary Petition pursuant to the provisions of Chapter 11 of the U.S. Bankruptcy Code on April 7, 1997. No Plan has been submitted to the Court.

     The number of shares of the registrant's class of Common Stock ($.01 par value) outstanding on March 31, 1997 was 27,978,074.

                       Documents Incorporated By Reference

     This amendment files Part III, Items 10, 11, 12, and 13, incorporated by reference to this amendment into the Company's Annual Report on Form 10-K.

                                    Part III

     Capitalized  terms  used  herein  without   definition  have  the  meanings
specified in the Company's  Annual Report on Form 10-K for the fiscal year ended
December 31, 1996 (the "1996 Form 10K").

Item 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     (a) Identification of Directors

     As of March 31, 1997, the following seven directors, constituting the Board of Directors of the Company, were either elected by a vote of stockholders or appointed by remaining directors to fill vacancies on the Board of Directors:

         Thomas E. Arnold, Jr.              Age:  52

     Mr. Arnold has been President of Thomas E. Arnold & Associates, a real estate investment firm headquartered in Phoenix, Arizona since 1992. Mr. Arnold also served as Chairman of the Board of Trustees responsible for the liquidation of certain assets of Executive Life Insurance Company from 1994 to 1997 and served as court-appointed Chairman of the Board, President and Chief Executive
Officer, in the liquidation of American Continental Corporation, a real estate investment Company, from 1990 to 1994. Mr. Arnold has been a director of the Company since December, 1996 when he was appointed by the Board of Directors to fill a vacancy on the Board.

         Russell Cox                        Age:  70

     Mr. Cox has been President of Resort Management Inc., a property management and real estate consulting firm located in Waterville Valley, New Hampshire, since 1977 and has been general partner of Real Estate Venture Fund since 1985.
Mr. Cox has been a director of the Company since 1987.

         Theodore H. Schnormeier    Age:  62

     Mr. Schnormeier has been Senior Vice President and a director of JELD-WEN, inc., a window, door, and mill work manufacturer headquartered in Klamath Falls, Oregon since 1965. He also serves as a director of Arial Corporation, a manufacturer of compressors of Mount Vernon, Ohio, and Palmer-Snyder Company, a furniture manufacturer of Milwaukee, Wisconsin. He has been a director of the Company since February 1997 when he was appointed by the Board of Directors to fill a vacancy on the Board of Directors.


        Robert K. Swanson                   Age:  65

     Mr. Swanson has been non-executive Chairman of the Board of the Company since November 23, 1994 and served as Chief Executive Officer from October 1996 to February 1997. He also serves as Chairman of the Board of RKS, Inc., an investment and marketing consulting firm in Phoenix, Arizona. He also serves as a director of American Southwest Concepts, Inc. and Arizona Desert Saguaro Inc.
He was Chairman and Chief Executive Officer of Del Webb Corporation, a diversified company located in Phoenix, Arizona, engaged in the management and development of real estate and leisure operations, from 1981 to 1987, when he retired from that position.

         Richard L. Wendt                   Age:  66

     Mr. Wendt has been Chairman of the Board of JELD-WEN, inc., a window, door and millwork manufacturer headquartered in Klamath Falls, Oregon since 1965. Mr.
Wendt has been a director of the Company since February 1997 when he was appointed by the Board of Directors to fill a vacancy on the Board of Directors.

         Lawrence V. Wetter                 Age:  63

     Mr.  Wetter has been a Vice  Chairman of  JELD-WEN,  inc.  since 1992.  Mr.
Wetter has been a Director of the Company since February 1997 when he was appointed by the Board of Directors to fill a vacancy on the Board of Directors.

         Dr. Abraham Zaleznik               Age:  73

     Dr. Zaleznik is Professor of Leadership Emeritus at Harvard Business School and has been a business and government consultant since 1990. He also serves as Chairman of the Board of King Ranch Inc., and as a director of Ogden Corp., Ardco Inc., Timberland Co., Freedom Communication Inc., American Greetings
Corporation and Butcher Inc. Dr. Zaleznik was a director of the Company from 1987 to 1994 and rejoined the Board as a director in December 1996 when he was appointed by the Board of Directors to fill a vacancy on the Board of Directors.

     The above  elections  and  appointments  to the Board of  Directors  of the
Company are effective until successor  directors are elected and qualified.  The
Company  anticipates  that the Board of  Directors  will  call a meeting  of the stockholders  of the Company when  practicable to elect  directors and vote upon certain other matters. Messrs.  Schnormeier,  Wendt and Wetter were appointed to the Board of Directors  pursuant to the Registrant's  loan agreement with G.D.I.
Company,  Inc., which agreement was filed as an exhibit to the Registrant's Form
8-K dated March 1997. Under that agreement the Registrant agreed to use its best efforts to elect Messrs. Schnormeier, Wendt and Wetter to the Board and, as long as the loan under the agreement is outstanding, to include the JELD-WEN nominees among the nominees for its seven member Board of Directors  for whom proxies are
solicited  by  the   Registrants'   proxy   material  for  Annual   Meetings  of
Stockholders.


         (b)      Identification of Executive Officers


         Seymour Kroll                      Age:  69

     Mr. Kroll has been President and Chief Executive Officer of the Company since February 1997. He was President of Sugarcreek Window and Door Company of
Ann Arbor,  Michigan  from May 1995 to  February  1997 and from 1992 to 1994 was
President of Acorn Window Systems, Inc. of Quincy, Michigan.

         Thomas A. Ford             Age:  40

     Mr. Ford has been  Executive  Vice  President and Chief  Operating  Officer
since February 7, 1997. Prior to that time he was President of the Company's Mr.
2nd's Bargain Outlet Division, a position held since December 8, 1996. From 1994 through such date he was Divisional  Vice  President and General  Manager of the
Bargain  Outlet  Division,  and  from  1992  to 1994 he was  Vice  President  of
Operations in the Company's Eastern Division.  Mr. Ford has been employed by the
Company in a variety of operational  positions since 1973.  Richard E. Kent Age:
68

     Mr. Kent has been Vice  President,  Secretary  and  General  Counsel of the
Company for more than five years and has been with the Company 26 years.

         Arthur S. Ryan                     Age:  52

     Mr.  Ryan has been  Vice  President  and  Treasurer  of the  Company  since
December 1994 and was Vice President - Taxes for more than three years prior to December 1994. He has been with the Company 9 years.

         Steven L. Shapiro                  Age:  39

     Mr.  Shapiro has been Vice  President  -  Controller  of the Company  since
September 1995, was Controller from 1993 to 1995 and prior to that time was Assistant Controller. He has been with the Company 12 years.

         (c)      Identification of Certain Significant Employees

                  Not applicable

         (d)      Family Relationships

                  Not applicable

         (e)      Business Experience

     The  business  experience  of each  director of the Company is set forth in
Item 10(a) hereof, "Identification of Directors", and the business experience of each executive officer of the Company is set forth in Item 10(b) hereof, "Identification of Executive Officers".

         (f)      Involvement in certain Legal Proceedings

                  None

         (g)      Promoters and Control Persons

                  Not applicable


         30833 Northwestern Hwy. Suite 124 Farmington Hills, Michigan
                           810-855-6777   FAX 855-4719

                                      MARX
                                     LAYNE
                          MARKETING & PUBLIC RELATIONS









PROFILE:          James V. McTevia, Chairman
                  McTEVIA & ASSOCIATES, INC.


     As an advisor to companies in transition, James V. McTevia thrives on what many business persons do their best to avoid. McTevia's job is to convince management to confront difficult issues, assist in an analysis process and provide expertise and structure to guide the operation successfully into the future.

     While McTevia is widely recognized and well respected as a pioneer in the highly specialized field of crisis management, his engagements today primarily focus on business restructuring, refinancing, management reorganization and transition, and mergers and acquisitions. The profession demands a sense of urgency in gathering accurate data, analyzing facts and recommending solutions to deal effectively with these situations.

     For nearly 40 years, McTevia and the other professionals from his firm, James V. McTevia & Associates, have provided a high level of individual service to their clients. With executive offices in Eastpointe, Michigan and regional offices in West Palm Beach, Florida, McTevia and his firm own a well-earned national reputation as business problem solvers.

     Once  retained,  a preliminary  analysis of the business is conducted and a short-term  plan is developed  for those  companies in crisis.  Decisions  which
normally  take  weeks  or  even  months  under  these  circumstances,   must  be
implemented in hours or days. Actions taken during this initial, highly critical period often result in enabling the business to have  sufficient time to conduct a more comprehensive  analysis and map out a solid, long-term business plan that can be shared with lenders and  investors to enlist their  support.  McTevia has proven that,  given the precious  ingredient  of time, a company can follow this process to resolve literally any transition problem.






James V. McTevia
Profile - Page Two






     Over his extensive years of experience, McTevia has developed the ability to gain management's support to face problems head-on. Additionally, his skill as a diplomat is highly sought after by shareholders and professionals involved in counseling businesses in transition. "One of the most frequent mistakes management makes is not confronting difficult issues," contends McTevia. "That process never solves problems. In many cases, indecision is how businesses get into trouble in the first place. In the final analysis, the difficult path, while painful, is often the easiest in the long run. I work with clients to help them gather facts, focus on the problem, and implement sound solutions," McTevia notes.

     The management experience of the ownership and operation of a variety of his own business ventures over the years, in addition to a hands-on background in banking and commercial and industrial finance, brings a broad perspective to McTevia's counsel. Nearly 90 percent of McTevia's engagements comprise working with principals and their shareholders, companies in transition, or as an advisor to lenders, state governmental agencies and pension funds with various problems in their lending and investment portfolios.

     Business restructuring can be complex, high-pressure work, not only for McTevia and his associates, but also principals of the client company. Yet, McTevia takes great pride in his ability to help companies chart a course for a new, sometimes different, future, while lending emotional support for the individuals involved.

     McTevia's own career began in commercial finance, then moved into banking and industrial finance, as the process of developing his consulting practice and acquiring businesses emerged. A frequent lecturer to business and professional groups, McTevia is often quoted by the national media. His bylined articles appear regularly in leading business, legal and financial trade publications throughout the country. The author of the recently released book, FINANCIAL
REALITY, and author of the critically acclaimed BANKRUPT: A Society Living in the Future, McTevia has dedicated his life to salvaging businesses and corresponding lives.




                      James V. McTevia & Associates, Inc.
                      MANAGEMENT AND FINANCIAL CONSULTANTS

SOUTHERN REGIONAL OFFICES      EXECUTIVE OFFICES             FACSIMILE NUMBER
 West Palm Beach, Florida      18181 East Eight Mile Road    (810) 774-7098
                               Eastpointe, Michigan  48021
                               (810) 774-5580

                           SUMMARY OF BUSINESS CAREER
                                JAMES V. McTEVIA

     Over forty  years'  experience  in  commercial  and  industrial  credit and
finance,   banking,   business   reorganizations   and   acquisitions,   project
development, real estate development and syndication,  management restructuring, ownership  and  operation  of  businesses,  chairman  of  international  holding company,  advisor to lenders with  customers in transition,  Federal  Bankruptcy
Trustee and State Court Receiver.

     The focus of activities has concentrated on advisor to businesses in transition serving clients both with or without court supervision, consultant, receiver or trustee to companies reorganizing under Chapter 11 of the Federal
Bankruptcy Code, structuring agreements with creditors and operating businesses.

     Also serving as an advisor to lenders in dealing with their more difficult portfolio problems, to the business community in dealing with their more difficult credit administration problems, as an expert witness in providing testimony in causes of action, as a lecturer and author for a variety of publications and organizations.

                                 1974 - Present

     Business and financial consulting, state court receiver, federal bankruptcy trustee: Chairman, Formerly President - JAMES V. McTEVIA & ASSOCIATES, INC.
Credit management consulting, business acquisitions, real estate partnership syndications: JAMES V. McTEVIA & ASSOCIATES. Orchestrated private placement for international holding company formed to acquire companies in transition.
Chairman of the Board - INTERNATIONAL INVESTMENT COMPANY, "INTERVESCO".

                                   1969 - 1973

     Industrial credit and finance: Assistant Secretary/Treasurer and Director of Credit - PARAGON STEEL CORPORATION. Project coordinator of new steel production facility, Vice President PARAGON RESOURCES. Business consulting, credit management consulting, state court receiver, business acquisitions, real estate partnership syndications: President - JAMES V. McTEVIA & ASSOCIATES.







James V. McTevia
Summary of Business Career
Page Two



                                   1967 - 1968

     Industrial  credit,  corporate  finance,  business  acquisition  review and development,  industrial credit management,  supervision of receivable portfolio of 32 operating  companies;  Assistant Director of Credit - AUTOMATIC  SPRINKLER
CORPORATION OF AMERICA (A.T.O.,  INC.).  Business consulting,  credit management
consulting,   business  acquisitions,   real  estate  partnership  syndications:
President - JAMES V. McTEVIA & ASSOCIATES.


                                   1963 - 1966

     Industrial credit and finance:  Assistant Credit Manager - PENINSULAR STEEL
CORPORATION.   Business  consulting,  credit  management  consulting,   business
acquisitions, real estate partnership syndications: President - JAMES V. McTEVIA
& ASSOCIATES.


                                   1959 - 1962

     Consumer   and   commercial   banking,   commercial   credit  new  business
development:  Lending Officer - MICHIGAN NATIONAL BANK. Real estate  partnership syndications, real estate development, business consultant: President - JAMES V.
McTEVIA & ASSOCIATES.


                                   1957 - 1958

     Consumer  and  commercial   finance,   automobile  dealer  floor  planning,
commercial finance and new business  development:  Director of Southern Regional
Operations - E.M. DOTY DISCOUNT COMMERCIAL FINANCE CORPORATION.

                          James V. McTevia & Associates

                      MANAGEMENT AND FINANCIAL CONSULTANTS
                         1855 Palm Beach Lakes Boulevard
                                  Suite # 1510
                         West Palm Beach, Florida 33401
                                 (581) 888-1008

                                JAMES V. McTEVIA
                       PUBLICATIONS AND SEMINARS/WORKSHOPS

Publications:

      "Financial Reality"
         How Individuals, Companies and Our Government Can Avoid Debt
         Released November, 1994
         Master Media, New York, New York

      "Bankrupt:  A Society Living in the Future"
         Guide for Resolving Financial Problems
         Released October, 1992
         Momentum Books, Ltd., Ann Arbor, Michigan

      "Consultant Helps Troubled Firms Face Future"
         The Detroit News - December 14, 1992

      "The Three Rs for Lenders for the 1990s:  Re-analyze,
         Restructure, Recover"
         The Secured Lender - September/October, 1992

      "How Small Companies Can Tighten Their Belts"
         The Detroiter - August, 1992

      "Mystique of Crisis Control"
         Business Credit - March, 1991

      "Prescription for Survival:  Annual Self-Examination"
         The Secured Lender - September/October, 1990

      "Bracing for the Downturn"
         Michigan Business - February, 1990

      "90s May Not be Kind to Business"
         Crain's Detroit Business - April, 1990

      "Getting out of Financial Trouble"
         Business Today - August, 1989


James V. McTevia
Publications and Seminars/Workshops
Page Two

Seminars/Workshops:

      "The Role of the CFO in Financially Troubled Companies"
         Institute of Management Accountants - Macomb County Chapter -
          April 19, 1995

      "How to Get Out of Financial Difficulty"
         Business and Ministry Fellowship Meeting - April 1, 1995

      "Distressed Debtors:  The Danger Signs of Failing Businesses"
         Annual February Education Seminar/NACM-Great Lakes and CFDD-Detroit
         February 7, 1995

      "Dealing with the Illiquid or Insolvent Customer"
         National Association of Flat Rolled Steel Credit Group -
          August 15, 1994

      "Preventive Medicine for Business"
         Anchor Bay Chamber of Commerce - April 12, 1994

      "How to Survive the Turbulent 90s"
         The Commercial and Savings Bank of St. Clair County - October 28, 1993

      "Dealing with the Commercial Loan Workout"
         Robert Morris Associates - Mid-Michigan Group - October 26, 1993

      "Prescription for Survival"
         Eastpointe Chamber of Commerce - September 22, 1993

      "Accepting Change In A Company Through Cost Reduction"
         Greater Detroit Chamber of Commerce - CEO Roundtable - August 11, 1993

      "How to Succeed Financially in the Turbulent 1990s"
         Greater Detroit Chamber of Commerce - June 16, 1993

      "Out of Court Settlements and Bankruptcy"
         Detroit College of Business - June 10, 1993

      "How to Avoid Financial Disaster"
         Small Business Breakfast - WWJ Newsradio 95 - November 6, 1992

      "Dealing With Troubled, Non-Liquid or Insolvent Companies"
         Fetzer Business Center, Western Michigan University - May 22, 1991

James V. McTevia
Publications and Seminars/Workshops
Page Three


Seminars/Workshops (continued):

      "Alternatives for Businesses Facing Serious Financial Difficulties"
         95th Annual NACM Credit Conference - Automotive Industry Group
         May 14, 1991

      "Symposium on Community and Business"
         FCE/University of Chicago, Graduate School of Business/
         James V. McTevia & Associates, Inc. - May 9 through 11, 1991

      "Preventive Medicine for Michigan Business"
         Economic Development Forum of the Greater Detroit Chamber of Commerce
         February 26, 1991





                      (This page intentionally left blank)









                               Donald W. Lindstedt
                             Professional Instructor
                Credit & Financial Management courses taught at:
                      University of California, 1964 - 1967
                 Foothills College, Los Altos, California, 1966
                     Portland State University, 1969 - 1982

                               Special Assignment

     In 1985/86, I was chairman of the Creditors  Committee for Evans Products -
Grossmans Chapter XI bankruptcy. The Creditors Committee Plan of Reorganization was approved by the Federal Bankruptcy Court resulting in settlement that returned full payment of claims to supplier creditors through the sale of stock awarded claimants in the reorganized Grossmans.

                               Donald W. Lindstedt
                                 168 West Gogona
                                   PO Box 157
                          Tolovaris Park, Oregon 97145
                                       USA
                       (503) 436-1621 FAX: (503) 436-0568

                                    Education

                        B.S. Degree, University of Oregon
                    Graduate Certificate, Stanford University
                         "Credit & Financial Management"
               Three year Non-resident course, Residency - 2 weeks
                                   each year.

Positions Held

1946 to 1950       Semi-retired - Pension Plan Consultant to Western
                    States Chemical Supply Corp.
1960 to 1963       Assistant Treasurer - Georgia Pacific Corp.
1984 to 1991       Export Credit Manager - Louisiana Pacific Corp.
1982 to 1984       Corporate Credit Manager - Georgia Pacific Corp.
1978 to 1982       Assistant Corporate Credit Manager, Chemical &
                     Paper Products, Georgia Pacific
1991 to current    Credit Manager, Container Division, Georgia Pacific
1968 to 1978       Division Credit Manager, American Can Corp.
1965 to 1968       Credit Representative, American Can Company
1956 to 1965       Cashier American Can Company
1953 to 1956       Sales Trainee, American Can Company


Professional Organizations

1952 to 1953       National Paper Packaging Credit Association
                       (Board Member - President for two terms)
1950 to 1952       National Association of Credit Management
                        Several Presentations on Credit Analysis and
                        Financial Statement Analysis


